The information in this preliminary offering circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2020

PRELIMINARY OFFERING CIRCULAR

Up to 548,546 Shares of Groundfloor Finance Inc. Series B Stock convertible into

548,546 Shares of Groundfloor Finance Inc. Common Stock

MAXIMUM OFFERING: $9,999,993.58

MINIMUM OFFERING: $1,250,012.87

MINIMUM INDIVIDUAL INVESTMENT: 54 shares $984.00

Groundfloor Finance Inc., a Georgia corporation, (the “Company” or “we”) is an online marketplace that provides real estate investment opportunities to the public. The proceeds of this offering will be used primarily for general corporate purposes, including the cost of this offering.

The Company will offer and sell on a continuous basis, the Groundfloor Finance Inc. Series B Stock (the “Series B Stock”) described in this offering circular. This offering circular describes some of the general terms that may apply to the Series B Stock and the general manner in which they may be offered.

We are offering up to 548,546 shares of our Series B Stock at a price of $18.23 per share (the “Offering Price”), convertible into Groundfloor Finance Inc. Common Stock (the “Common Stock”). The minimum offering amount (“Minimum Offering Amount”) is $1,250,012.87 and the maximum offering amount (“Maximum Offering Amount”) is $9,999,993.58. We expect to offer the Series B Stock in this offering until the Maximum Offering Amount is raised. Through this offering, we intend to offer and sell our Series B Stock to accredited investors and non-accredited investors. The conversion of shares of Series B Stock into shares of Common Stock is at no additional cost and therefore the Offering Price includes the conversion price. This offering circular qualifies both the shares of Series B Stock offered hereby and the shares of Common Stock issuable upon conversion of such shares.

For more information on the Series B Stock being offered, please see the sections entitled “Securities Being Offered” and “Plan of Distribution” beginning on pages 41 and 45 of this offering circular, respectively. The aggregate initial offering price of the Series B Stock will not exceed $9,999,993.58 in any 12-month period. We will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve-month period.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of 68,569 shares, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the Series B Stock to investors.  Until the Company receives subscriptions in an amount equal to the Minimum Offering Amount, the proceeds for the Offering will be kept in a non-interest-bearing account (the “Escrow Account”) in compliance with SEC Rule 15c2-4. The offering will terminate at the earliest of: (1) the date at which the Maximum Offering Amount has been sold, (2) the one year anniversary date of the date of qualification of this offering by the U.S. Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is terminated by the Company in its sole discretion. The Company may undertake one or more closings on a rolling basis once the Minimum Offering Amount is sold. After each closing, funds tendered by investors will be available to the Company. In the event that the Company does not sell the Minimum Offering Amount by the date the offering has been terminated, any money tendered by potential investors will be promptly returned by the Escrow Agent.

Series B Stock will be offered on the Online Platform (as defined below) utilized by SI Securities, LLC located at www.seedinvest.com. This offering is being conducted on a “best-efforts” basis. We intend to offer and sell the Series B Stock in this offering to accredited investors and non-accredited investors. We have also engaged SI Securities, LLC to serve as our lead placement agent and managing broker-dealer to assist in the placement of our Series B Stock. We will pay SI Securities, LLC in accordance with the terms of an agreement between Groundfloor and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. The Company and its officers will not receive any commission or any other remuneration for any sales of Series B Stock. See “Plan of Distribution”.

This offering circular does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Series B Stock in any states where such offer or solicitation would be unlawful, prior to registration or qualification under the laws of any such state. The Series B Stock is subject to an Investors’ Rights Agreement. See “Securities Being Offered.”

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 9 of this offering circular about the risks you should consider before investing.

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	Price to Public	Underwriter Discount and Commissions	(1)	Proceeds to Company
Per Share	$18.23	$1.46		$16.77
Total Minimum	1,250,012.87	100,001.03		1,150,011.84
Maximum Offering Amount	$9,999,993.58	$799,999.49		$9,199,994.09
Proceeds to Other Persons	—	—		—

(1)	SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. With respect to any sales of Series B Stock made through the Online Platform, SI Securities, LLC will charge you a non- refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. In the event that SI Securities, LLC is no longer serving as lead placement agent for the offering, investors are able to make investments directly with the Company outside of the Online Platform; no such fee will be payable to SI Securities, LLC in connection with any such direct investments. See “Plan of Distribution” for details of compensation and transaction fees to be paid to SI Securities, LLC.

(2)	Aggregate offering expenses payable by Groundfloor, excluding underwriting discount and commissions, are estimated to be approximately $110,500.00 if all shares offered are sold.

The approximate date of the proposed sale of the Series B Stock to accredited and non-accredited investors is as soon as practicable after the offering is qualified by the Commission. We are an “emerging growth company” under applicable Commission rules and will be subject to reduced public company reporting requirements. This offering circular follows the disclosure format of Part II of Form 1-A pursuant to the general instructions of Part II (a)(1)(i) of Form 1-A.

IMPORTANT NOTICES TO INVESTORS

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire offering circular, including our consolidated financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Unless the context otherwise requires, we use the terms “Groundfloor,” “Company,” “we,” “us” and “our” in this offering circular to refer to Groundfloor Finance, Inc.

Business Overview

We are an early-stage company making secured real estate loans that range from $15,000 to $2,000,000 through an online platform. We offer a marketplace for developers of residential and small commercial real estate (each, a “Borrower”) who wish to obtain funding in order to acquire or renovate residential and small commercial real estate projects or refinance existent indebtedness in connection with such projects.

We currently offer term loans for terms that range between six months to five years (the “Loans”). These terms are subject to change as market needs dictate, and we anticipate offering additional products in the future. We use technology, data analytics, and our proprietary credit scoring model to assess the creditworthiness of each prospective borrower. If the applicant meets our criteria, we set the initial interest rate according to our credit and financial models.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to traditional lenders:

•	Reduced product origination and financing request costs;
•	Lower interest rates for financing of real estate projects;
•	Attractive returns for investors;
•	The opportunity to promote community redevelopment by investing in local real estate projects; and
•	Growing acceptance of the Internet as an efficient and convenient forum for investment transactions.

Groundfloor Platform

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) by investing in limited recourse obligations (“LROs”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. In connection with the origination of loans and issuance of LROs, Groundfloor Finance operates the Groundfloor Platform, facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on the loans that it funds through the issuance and sale of LROs.

We do not finance owner-occupied residential projects, nor do we make loans for any personal, family, or household purpose. All of our loans are commercial in nature. Although we only provide loans to legal entities (i.e., the Developer), due to the nature of the real estate development business and the smaller market segment we service, we nevertheless factor into our due diligence and underwriting process the background and experience of the individual(s) who own and operate the borrowing entity (i.e., the Principal(s)).

The scope of our due diligence and underwriting process is not limited only to information about the borrowing entity, which may be very limited in nature. In addition to considering the specific information with respect to the borrower under the loan, we also consider the creditworthiness (through a review of FICO scores) and broader experience of the Principal.

Once we have identified the Projects that pass the preliminary assessment and thus meet our basic qualifications and financing requirements, we undertake an assessment of each Project and the proposed terms of the underlying Loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that we will accept.

We use our proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan.

Our Grading Algorithm, which was developed by our management team in consultation with outside advisors with respect to the general type of residential real estate projects we currently finance, involves application of a two-step proprietary mathematical formula. Generally, we assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate we will offer on the Loan.

Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm allows Groundfloor Finance to compare the relative risk profiles of various properties through the analysis of specific quantifiable characteristics, including (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer. We use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate we will agree to with respect to a particular Loan.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	Our management team has limited experience in mortgage loan underwriting, and if our method for evaluating potential Projects is flawed, the risk increases that we will not be successful.

•	Because real estate development projects are inherently risky, our business may be negatively impacted by changes.

•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
•	We will need to raise substantial additional capital to fund our operations, and if we fail to obtain such funding, we may be unable to continue operations.

•	We may not be able to identify and increase the number of Projects that are financed on the Groundfloor Platform.

•	We rely on data centers and outside service providers.

•	Holders of Series B Stock are exposed to the credit risk of the Company.

•	There has been no public market for Series B Stock, and none is expected to develop.

Recent Developments

Groundfloor continues to experience robust growth quarter over quarter. The Company has grown to roughly 50 employees. The Company continues to invest in developing new credit and new investment product. On the credit side, we have launched a pre-qualified loan product and a new-construction loan product. On the investment side, the Company is seeking to qualify its popular Notes product for retail investors in the 2020 calendar year.

Our Company

Originally formed as Fomentum Labs LLC, a North Carolina limited liability company, in January 2013, we converted into a North Carolina corporation on July 26, 2013 under the name GROUNDFLOOR Inc. Effective August 5, 2014, we changed the domiciliary state of the corporation to Georgia under the name Groundfloor Finance Inc. Our principal offices are leased and are located at 600 Peachtree Street, Suite 810, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225. Our mailing address is PO Box 79346, Atlanta, GA 30357 and our website is www.groundfloor.us. Information on our website is not a part of this Offering Statement. We do not own any physical property.

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The Offering

Securities offered by the Company	Up to 548,546 shares of Series B Stock convertible into Common Stock at a ratio of 1:1, offered by the Company on a best-efforts basis.

Series B Stock	The Series B Stock is offered at a price of $18.23 per share and is subject to the Series B Stock Investors’ Rights Agreement attached as an exhibit to this Offering Circular.

Principal Amount of Series B Stock	We will not issue securities hereby having gross proceeds in excess of $9,999,993.58 nor will we issue any securities under Regulation A having gross proceeds in excess of $50,000,000, during any 12-month period. The securities we offer hereby will be offered on a continuous basis.

Regulation A Tier	Tier 2

Series B Stock Purchasers	Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Securities outstanding prior to this offering (as of the date of this Offering Circular)	1,732,585 shares of Common Stock, 747,373 shares of Series A Preferred Stock, 568,796 shares of Series Seed Preferred Stock, and 0 shares of Series B Stock are outstanding as of December 31, 2019.

Manner of Offering

We have engaged SI Securities, LLC to serve as our lead placement agent and managing broker-dealer to assist in the placement of our securities. We will pay SI Securities, LLC in accordance with the terms of an Issuer Agreement between the Company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. SI Securities, LLC may also engage sales agents in connection with the offering to assist with the placement of securities. Prospective investors may purchase shares of Series B Stock through SI Securities, LLC’s Online Platform. With respect to any sales of Series B Stock made through the Online Platform, SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. In the event that SI Securities, LLC no longer serves as lead placement agent, investors are able to make investments directly with the Company outside of the Online Platform; no such fee will be payable to SI Securities, LLC in connection with any such direct investments. See “Plan of Distribution” beginning on page 45.

Market for Series B Stock	There is no public market for the shares of Series B Stock or the shares of Common Stock into which the Series B Stock is convertible.

Use of Proceeds	If we receive $9,999,993.58 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $9,089,494.09, assuming our offering expenses are $910,499.49. If we receive $1,250,012.87 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $1,039,511.84, assuming our offering expenses are $210,501.03. We intend to use the proceeds from this offering for general corporate purposes, including the cost of this offering. See “Use of Proceeds” beginning on page 20.

IPO Lock-Up Requirement	Pursuant to the terms of the Subscription Agreement, the IPO Lock-Up requirements apply to all holders of Series B Stock whose shares have automatically converted to Common Stock. Following the effective date of a registration statement filed by the Company in connection with an underwritten public offering, all shares of Series B Stock shall automatically convert to Common Stock on a 1:1 basis and such holders are subject to a lock-up period of 180 days and cannot, among other things, sell, pledge, lend or encumber the Series B Stock or any other securities of the Company during this 180 day period.

Transfer Restrictions	Series B Stock purchased in this offering is transferable with the consent of the Company and subject to a transferee agreeing to be bound by the terms of the Series B Stock Investors’ Rights Agreement and the IPO Lock-Up requirements set forth in the Subscription Agreement. Purchasers of Series B stock in a secondary transaction will be subject to the terms of the Series B Stock Investors’ Rights Agreement and the Subscription Agreement.

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Risk Factors	Investing in the Series B Stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 9 of this Offering Statement for a discussion of factors that you should read and consider before investing in our securities.

Termination of the Offering

The offering will terminate upon the earlier of: (i) such time as all of the shares of Series B Stock have been sold pursuant to this Offering Circular; (ii) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. Groundfloor reserves the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Series B Stock in the offering.

Summary Financial Information

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2019 and December 31, 2018 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto

	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total operating revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

Groundfloor’s consolidated financial statements for the years ended December 31, 2019 include a going concern note from its auditors. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

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CAPITALIZATION

The following tables reflect Groundfloor’s capitalization as of December 31, 2019 (audited) and December 31, 2018 (audited). The tables are not adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancings or the subsequent closings of any financings.

The historical data in the tables is derived from and should be read in conjunction with Groundfloor’s consolidated financial statements included in this Offering Circular. You should also read this table in conjunction with the section entitled “Management Discussion and Analysis.”

	Amounts Outstanding as of December 31, 2019	Amounts Outstanding as of December 31, 2018
Stockholders’ Deficit:
Common stock, no par value	$10,564,771	$6,125,264
Preferred stock, no par value	7,571,526	7,571,526
Additional paid-in capital	1,802,895	1,083,572
Less: Stock subscription receivable	(560)	(560)
Accumulated deficit	(21,467,774)	(17,630,508)
Total stockholders’ deficit	$(1,529,142)	$(2,850,706)

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our consolidated financial statements and related notes and all of the other information in this offering circular. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment.

Risks Related to Investing in Series B Stock

An investment in our shares of Series B Stock is a speculative investment and the Series B Stock has limited rights, preferences and privileges. No assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our shares. In addition, the Series B Stock has limited rights, preferences and privileges which are substantially unlike traditionally offered shares of preferred stock. Also, holders of shares of our Series A Preferred Stock and Series Seed Preferred Stock have superior rights, preferences and privileges than those of investors in our Series B Stock including, but not limited to superior preemptive rights. Each prospective investor of our shares should carefully read this Offering Circular and specifically read and review the limited rights, preferences and privileges of the Series B Stock as more fully described in “Securities Being Offered — Series B Stock”. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

Withdrawal or abandonment of an offering of the Series B Stock prior to issuance will extinguish your ability to earn any return on the Series B Stock you may purchase.

We may withdraw or abandon an offering of the Series B Stock at any time without penalty prior to issuance. If we abandon or withdraw an offering of the Series B Stock, we will promptly release all funds committed to purchasing shares of Series B Stock, but you will not earn any interest or return on any such funds. As a result, you will not have realized any benefit from the transaction and will have lost the opportunity to use your money elsewhere.

You are required to agree to the Investors’ Rights Agreement, which may limit your ability to vote on or influence certain corporate decisions, including the approval of significant corporate transactions, such as a merger or other sale of the Company or our assets.

When you make an investment through the Groundfloor Platform or the Online Platform, you are required to agree to the terms of the Series B Stock Investors’ Rights Agreement, which relate to how you will vote your shares with respect to certain Company matters. Among other things, the Series B Stock Investors’ Rights Agreement provides that if the Company’s Board of Directors, employees and officers who hold Series B Stock, Series A stockholders, and all other classes of shares (the “Requisite Shareholders”) provided for in the Company’s Third Amended and Restated Articles of Incorporation, as amended or restated (the “Articles of Incorporation”), approve any act or transaction described in Section 3.4 of the Articles of Incorporation, you agree to take all necessary and desirable actions to facilitate such act or transaction. In the event that the Requisite Shareholders approve a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets or debt or equity financing of the Company, you agree to vote all shares of Series B Stock held by you in favor of such transaction, and agree to waive and refrain from exercising any dissenters, appraisal or similar rights. If you fail to vote your Series B Stock in accordance with the terms of the Series B Stock Investors’ Rights Agreement, you will appoint the Chief Executive Officer, President or Secretary of the Company as your proxy to vote your shares of Series B Stock accordingly.

As a result, the Series B Stock Investors’ Rights Agreement may limit your ability to vote on or influence certain corporate decisions, including the approval of significant corporate transactions, such as a merger or other sale of the Company or our assets.

Shares of the Series B Stock will not be listed on any securities exchange, and no liquid market for the Series B Stock is expected to develop.

Shares of the Series B Stock and the Common Stock issuable upon conversion will not be listed on any securities exchange or interdealer quotation system. There is no trading market for the Series B Stock, and we do not expect that such a trading market will develop in the foreseeable future, nor do we intend to offer any features on the Groundfloor Platform to facilitate or accommodate such trading. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, any investment in the Series B Stock and the Common Stock issuable upon conversion will be highly illiquid, and investors in the Series B Stock may not be able to sell or otherwise dispose of their shares in Series B Stock in the open market. Additionally, we currently have no redemption plan in place for the Series B Stock and do not expect to adopt any such redemption plans in the future. Because of the illiquid nature of the shares of Groundfloor Series B Stock, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

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This is a fixed price offering and the Offering Price may not accurately represent the current value of us or our assets at any particular time. Therefore, the Offering Price may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the Offering Price is fixed and will not vary based on the underlying value of our assets at any time. Our Board has determined the Offering Price in its sole discretion. The Offering Price has been based on an internal valuation analysis of our Company as a whole. Although we believe the valuation to be fair as of the date it was determined, the fixed offering price established for our shares may not be supported by the current value of our Company or our assets at any particular time.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Certain investors in this offering do not have preemptive rights to any shares we issue in the future. Under our articles of incorporation, we have authority to issue an aggregate of 8,000,000 shares of capital stock, consisting of 6,000,000 shares of common stock and 2,000,000 shares of preferred stock, and, subject to certain protective provisions, our stockholders may amend our articles of incorporation to increase the number of authorized shares, although, under Regulation A, we are only allowed to sell up to $50,000,000 of securities pursuant to Regulation A (Series B Stock, Common Stock or LROs) in any 12-month period (although we may raise capital in other ways). After your purchase in this offering, our board of directors may elect to issue or sell additional shares in future public or private offerings. To the extent we issue additional shares after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value of your shares. As of December 31, 2019, 1,732,585 shares of Common Stock, 568,796 shares of Series Seed Preferred Stock, 747,373 shares of Series A Preferred Stock, and 0 shares of Series B Stock are outstanding.

By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing shares in this offering, investors agree to be bound by any arbitration provisions contained in our subscription agreement. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedy on a class basis. The arbitration process may be less favorable to investors than court proceedings and may limit your right to engage in discovery proceedings or to appeal an adverse decision. You also waive your right to a jury trial under the subscription agreement. These provisions may have the effect of discouraging lawsuits against us and our directors and officers.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares of Series B Stock and the shares of Common Stock issuable upon conversion thereof have not been registered under the Securities Act of 1933 (the “Securities Act”), and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares offered hereunder or find an exemption under the securities laws of each state in which we offer the shares, each investor may have the right to rescind his, her or its purchase of the shares sold hereunder and to receive back from our Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

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We do not intend to pay dividends in the foreseeable future.

We have the authority to retain all of our earnings for the future operation and expansion of our business. We do not intend to make any cash distributions to holders of our Series B Stock or Common Stock in the foreseeable future. Investors should not expect to receive income on an ongoing basis from an investment in us.

We are not “Qualified Custodians” of Securities as such term is used in the federal securities laws. Your funds will be invested in a commingled FBO account, which means that it may be more difficult for you to receive the proceeds of your transactions than in a traditional brokerage account, and you may experience extended delays.

If you purchase Series B Stock via the Groundfloor Platform, you must register on the Groundfloor Platform and create a funding account maintained on the Groundfloor Platform. This funding account is a non-interest bearing demand deposit pooled account currently established at the FBO Servicer, Wells Fargo, “for the benefit of” all Groundfloor Investors. Currently, Wells Fargo acts as the FBO Servicer for the Groundfloor Investor FBO Account. We may change the identity of the FBO Service Provider where any of the Investor FBO Accounts are maintained at any time without prior notice to investors and Investors have no direct relationship with the FBO Servicer in connection with the Investor FBO Accounts. In general, FBO accounts offer the investor less control over asset allocation and tracking than traditional brokerage accounts. In the event of a bankruptcy or liquidation of the Company or the FBO Service Provider, you may experience a delay in receiving your proceeds. In addition, this account is not SIPC insured, and therefore does not carry deposit insurance above the statutory amounts for demand deposit accounts.

Groundfloor Finance is the owner of the Groundfloor Investor FBO Account. However, we disclaim any economic interest in the assets in the Investor FBO Account and also provide that each investor disclaims any right, title or interest in the assets of any other investor in the Investor FBO Account.

The Subscription Agreement limits your rights in some important respects.

When you make an investment through the Groundfloor Platform or the Online Platform, you are required to agree to the terms of Groundfloor’s Subscription Agreement and the Investors’ Rights Agreement which sets forth your principal rights and obligations as an investor in Series B Stock.

Under the terms of the Subscription Agreement, we may require that any claims against us, including without limitation, claims alleging violations of federal securities laws by us or any of our officers or directors and claims other than in connection with this offering, be resolved through binding arbitration rather than in the courts. Notwithstanding the foregoing sentence, you may elect to opt out of the arbitration provision for all purposes by sending an arbitration opt out notice to the Company in accordance with the terms and conditions set forth in Section 8 of the Subscription Agreement. If you do not opt out of binding arbitration, Section 8 of the Subscription Agreement provides, among other things, that (i) arbitration is final and binding on the parties; (ii) the parties are waiving their right to seek remedies in courts, including the right to jury trial; (iii) pre-arbitration discovery is generally more limited and potentially differs in form and scope from court proceedings; (iv) an award by an arbitrator is not required to include factual findings or legal reasoning, and your right to appeal or to seek modification of a ruling by the arbitrator is strictly limited; and (v) the arbitrator (or three arbitrator panel, if applicable) may include a minority of persons engaged in the securities industry. As a result, the arbitration process may be less favorable to investors than court proceedings and may limit your right to engage in discovery proceedings or to appeal an adverse decision. These provisions may have the effect of discouraging lawsuits against us and our directors and officers. Your agreement to the arbitration provisions in the Agreements will not waive the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

The Company believes that the arbitration provisions in the Agreements are enforceable under federal and state law. The Federal Arbitration Act (“FAA”) is an act of Congress that provides for judicial facilitation of dispute resolution through arbitration and embodies a national policy favoring arbitration, providing that a written contractual provision evidencing a transaction involving interstate commerce to arbitrate a controversy “shall be valid, irrevocable, and enforceable, save upon such grounds as exist at law or in equity for the revocation of any contract.” Further, the United States Supreme Court has interpreted the FAA as creating a uniform body of federal substantive law regulating the enforceability of agreements to arbitrate that applies to all contracts involving interstate commerce in both state and federal court. The arbitration provision in the Investor Agreement specifically states that it is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA.

In the event that enforceability issues arise under state law, the Company maintains its belief that the arbitration clause will be upheld. In AT&T Mobility LLC v. Concepcion, 131 S. Ct. 1740 (2011), the United State Supreme Court recognized that in order to accomplish the general purpose of the FAA to promote efficient streamlined procedures for resolving disputes, federal law has developed a preference for enforcing arbitration agreements according to their terms. Consistent with this preference, the Court has held that state laws discriminating against arbitration are preempted by the FAA because such rules stand as an obstacle to the FAA’s objectives. Further, the FAA is presumed to preempt the state law selected in a general choice-of-law clause unless the contract expressly evidences the parties’ intent that state arbitration law applies in place of or in addition to the FAA. As cited above, the arbitration provision in the Investor Agreement clearly sets forth the parties’ intent that the FAA should apply rather than state law.

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You also waive your right to a jury trial under the Subscription Agreement and the Investors’ Rights Agreement. Accordingly, if you bring a claim against the Company in connection with matters arising under the Subscription Agreement and the Investors’ Rights Agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and our directors and officers. Purchasers of Series B Stock in a secondary transaction will also be subject to the jury waiver provision in the Subscription Agreement and Investors’ Rights Agreement. If a lawsuit is brought against us under the Subscription Agreement and the Investors’ Rights Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Subscription Agreement and the Investors’ Rights Agreement.

While the Company believes that a contractual pre-dispute jury trial waiver is generally enforceable, the enforceability of the jury trial waiver is not free from doubt. To the Company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. With respect to enforceability under Georgia state law, the Company acknowledges that the state courts of Georgia, which have jurisdiction over state law matters arising under the Subscription Agreement and the Investors’ Rights Agreement, have upheld the minority position that contractual pre-dispute jury trial waivers are not enforceable. If the Company opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Subscription Agreement and the Investors’ Rights Agreement.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreement and the Investors’ Rights Agreement with a jury trial if you have not elected to opt out with respect to binding arbitration as set forth in Section 8 of the Subscription Agreement. No condition, stipulation or provision of the Subscription Agreement or the Investors’ Rights Agreement serves as a waiver by any Investor of the Company’s compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to the Borrower, its Principal(s) and the Project

Real estate projects involve considerable risk, which may affect the Borrower’s ability to make payments under its Loan and our ability to collect Loan Payments on a timely basis.

Real estate development projects are inherently risky, and the risks they involve may affect the Borrower’s ability to make payments under its Loan. The risks involved in real estate development projects include the following:

•	changes in the general economic climate and market conditions;
•	complications involving the renovation or redevelopment of the real estate property connected to the Project;
•	limited availability of mortgage funds or fluctuations in interest rates which may render the sale and refinancing of the real estate property corresponding to the Project difficult;
•	unanticipated increases in real estate taxes and other operating expenses;
•	environmental considerations;
•	zoning laws and other governmental rules and policies; and
•	uninsured losses including possible acts of terrorism or natural disasters.

The risks associated with a particular investment will also vary depending on the type of Loan being financed and the terms negotiated with Borrowers. For example:

•	With Loans involving renovations, project completion may be delayed because the necessary renovations may be more extensive than first anticipated; as work progresses, more of the structure is opened up which may reveal previously unknowable defects or problems.

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•	With new construction Loans, a fundamental default early in the term could be more detrimental to recovery, since it would leave us with a lien (on land and an incomplete structure) that could be worth less than the amount needed to provide a return to investors.
•	Where acquisition (either of land or of an existing structure) is part of use of proceeds the acquisition may fall through, causing the Loan to be abandoned before closing or to be paid off early, as no principal is drawn down after closing. In addition, the purchase price of the property may increase at the time of acquisition, decreasing the remaining funds available from our Loan which could impact the Borrower’s ability to complete the associated renovations or construction as contemplated.
•	Permitting delays could impede a Borrower’s ability to timely repay Loans involving renovations or construction.
•	Borrowers may use part of the Loan Proceeds to repay an existing loan used to acquire the property. There may be delays in the original lender releasing the property from any security interest related to the earlier loan in order for us to assume the first lien position after closing the loan transaction.
•	Borrowers may use part of the Loan Proceeds to offset the amount of cash or equity they otherwise would have in the project. This type of cash out refinancing may be involved in various types of Loans we originate.
•	Borrowers may be advanced all or part of the Loan Proceeds before the corresponding LROs are sold. In this case, the Borrower may begin work on the Project immediately and by the time the corresponding LROs are sold, substantial work may have been completed. This would effectively reduce the amount of time the LROs may be held, as the Borrower is now closer to their proposed exit than when LROs were first offered and therefore may be able to prepay the Loan.
•	There can be any number of issues with the title to a property. Although we confirm our senior lien position on properties by conducting a title search and obtaining title insurance, challenges to the enforceability of our senior position or title defects may nevertheless arise. Such defects could also result in a determination that we do not have an enforceable lien on the property. Resolution of these matters could delay our ability to foreclose on the property or pursue other collection remedies against the Borrower.

The success of the Project is dependent on the performance of third parties, including the Borrower and its Principal(s), over which we have no control.

We will issue a commercial loan to the Borrower to fund the Project. The Borrower owns and controls the Project and is responsible for various management functions that are essential to the success of the Project. The Principal(s) of that borrowing entity control and operate it. Poor management on the part of the Borrower, or its Principals, could adversely affect the financial performance of the Project or expose the Project to unanticipated operating risks, which could reduce the Project cash flow and adversely affect the Borrower’s ability to repay the Loan.

We have limited experience in developing real estate projects.

If the Borrower is unable to repay its obligations under the Loan, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we may have to take an active role in the management of the Project. Prospective investors should consider that we and very few members of our management have previously managed real estate development projects. No assurances can be given that we can operate the Project profitably.

Credit information may be inaccurate or may not accurately reflect the creditworthiness of the Borrower or its Principals, which may have an adverse effect on our revenues or any returns on an investment in the Series B Stock.

In the course of its underwriting, Groundfloor Finance obtains credit information about the Principals of the Borrower from consumer reporting agencies, such as TransUnion, Experian or Equifax. A credit score assigned to a Principal may not reflect the actual creditworthiness of the Borrower or its Principals. (Although the Principal(s) are not personally liable for making payments under the Loan, Groundfloor Finance believes his or her FICO credit score is a relevant factor in understanding the individual practices regarding debt management of the persons who will ultimately be responsible for managing the Project and servicing the debt.) In addition, the information obtained from the credit report is not verified and the credit score of the Principal may be based on outdated, incomplete or inaccurate consumer reporting data. Additionally, there is a risk that, after the underwriting team has completed our credit review, the Principal may have:

•	become delinquent in the payment of or defaulted under an outstanding obligation;
•	taken on additional debt; or

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•	sustained other adverse financial events.

Inaccuracies in the credit information obtained or subsequent events that materially impact the ability to repay the Loan or reduce creditworthiness may increase the risk that the Borrower will default on its Loan, which will increase the risk of an adverse effect on our revenues or any returns on an investment in the Series B Stock.

Information supplied by Borrowers may be inaccurate or intentionally false.

Much of the information provided by Borrowers during the application and underwriting process is not independently verified, and, although Borrowers represent and warrant in the Loan Agreement as to the accuracy of such information, it may nevertheless be inaccurate or incomplete. Additionally, we rely on data provided by third-party sources as a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Although we perform fraud checks and authenticate customer identity by analyzing data provided by external databases, we cannot assure that these checks will catch all fraud, and there is a risk that these checks could fail and fraud may occur. We may not be able to recoup funds underlying loans made in connection with inaccurate statements, omissions of fact, or fraud, in which case our revenue, operating results, and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negatively impacting our operating results, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs and result in an adverse effect on our revenues.

Risks Related to the Company and the Groundfloor Platform

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

Groundfloor’s consolidated financial statements for the period ended December 31, 2019 include a going concern note from its auditors. Groundfloor incurred a net loss for the years ending December 31, 2019 and December 31, 2018, and had an accumulated deficit of $21.5 million and $17.6 million as of December 31, 2019 and December 31, 2018, respectively. In view of these matters, Groundfloor’s ability to continue as a going concern is dependent upon Groundfloor’s ability to increase operations and to achieve a level of profitability. Groundfloor Finance’s most recent audited financial statements also included a going concern note from its auditors due to its history of net losses. Additionally, the financial statements for Groundfloor Real Estate 1, LLC, a subsidiary of Groundfloor Finance (“GRE 1”) for the period ended December 31, 2019 include a going concern note from our auditors.

Since its inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs (and those of GRE 1) largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

The failure to obtain sufficient debt and equity financing and to achieve profitable operations and positive cash flows from operations could adversely affect Groundfloor’s ability to achieve its business objectives and for the company to continue as a going concern.

We have a limited operating history. As a company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

Groundfloor Finance (with its affiliates) has a limited operating history. Groundfloor Finance owns and operates the Groundfloor Platform. Groundfloor Finance began originating real estate loans in Georgia through a subsidiary in November 2013 and transitioned to multi-state operations through the sale of Limited Recourse Obligations (“LROs”) under a Regulation A offering in September 2015. See “Management Discussion and Analysis—Plan of Operation” below.

For Groundfloor Finance’s business to be successful, the number of real estate development projects financed by Groundfloor Finance and its subsidiaries will need to increase, which will require Groundfloor Finance to increase its facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the Groundfloor Platform. Groundfloor Finance must constantly update its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the Groundfloor Platform, as well as to satisfy our servicing obligations on the Loans. If Groundfloor Finance is unable to increase the capacity of the Groundfloor Platform and maintain the necessary infrastructure, this may have an adverse effect on our revenues.

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Groundfloor Finance has incurred net losses in the past and expect to incur net losses in the future. If Groundfloor Finance becomes insolvent or bankrupt, you may lose your investment.

Groundfloor Finance has incurred net losses in the past, and expects to incur net losses in the future. Groundfloor Finance’s accumulated deficit was $21.5 million and $17.6 million as of December 31, 2019 and December 31, 2018, respectively. Groundfloor Finance has not been profitable since inception, and may not become profitable. In addition, Groundfloor Finance expects operating expenses to increase in the future as it expands operations. If operating expenses exceed expectations, financial performance could be adversely affected. If revenue does not grow to offset these increased expenses, Groundfloor Finance may never become profitable. In future periods, Groundfloor Finance may not have any revenue growth or revenue could decline. Failure to become profitable could impair the operations of the Groundfloor Platform by limiting access to working capital required to operate the Groundfloor Platform. If Groundfloor Finance were to become insolvent or bankrupt, this would adversely affect our ability to generate revenues and control our expenses.

Groundfloor Finance has relied on multiple debt financings and has substantial indebtedness, which may affect the financial condition of Groundfloor Finance.

Historically, Groundfloor Finance relied on debt financing to fund its start-up costs and working capital for its operations. See “Management Discussion and Analysis—Liquidity and Capital Resources” for more information on these financings. More recently, Groundfloor Finance has relied on debt financing in connection with its loan advance program. See “Management Discussion and Analysis—Liquidity and Capital Resources” and “Interests of Management and Others in Certain Transactions—ISB Note” below for more information on these financings. Groundfloor Finance’s obligations under these loans will reduce its available cash for re-investment and, therefore, may negatively impact its potential profitability until all amounts are repaid. In addition, since Groundfloor Finance has granted a security interest under these loans for certain assets, if Groundfloor Finance defaulted on its obligations, the secured parties could elect to foreclose on these assets and such a foreclosure would have an adverse effect on the ability of Groundfloor to operate its business.

Groundfloor Finance’s substantial indebtedness may also limit its ability to borrow additional funds or obtain additional financing in the future. If Groundfloor Finance obtains additional debt financing to fund its operations or as capital for the loan advance program, a substantial portion of its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on its operations.

Our management team has limited experience in mortgage loan underwriting.

Groundfloor Finance (with its affiliates) has a limited operating history. Groundfloor Finance began originating real estate loans in Georgia through a subsidiary in November 2013 and transitioned to multi-state operations through the sale of LROs under a Regulation A offering in September 2015. A limited number of our management team has experience in mortgage loan underwriting and the founders of Groundfloor Finance had no such experience at the time it began operations. If the method adopted by Groundfloor Finance for evaluating potential Projects to fund and for establishing interest rates for the corresponding Loans proves flawed, investors may not receive the expected yield on the LROs. Although the proprietary Grading Algorithm utilized by Groundfloor Finance is based upon certain quantifiable characteristics that have been developed and is primarily driven by leverage and asset value, there is no assurance that the Grading Algorithm will accurately assess the risks associated with the Borrower or the property for which the Loan is being sought.

If we are not current on certain registrations, licenses, filings, or other documents, we may be required to repurchase securities you have bought.

In December 2016, Groundfloor Finance issued and sold three series of LROs after the original Form U-1 for such offering had expired. The LROs were refunded in full, including all accrued interest, and submitted again to be offered under a subsequent post-qualification amendment to Groundfloor Finance’s Offering Statement on Form 1-A, covered by the Form U-1 dated December 21, 2016. If Groundfloor Finance does not stay current on certain registrations, licenses, filings, or other documents related to the Offering, we may be required to repurchase securities you have bought and as a result you would not receive any returns on the Series B Stock purchased.

If we fail to fully subscribe an offering of a series of LROs corresponding to a Loan that has been advanced, the advanced Loan will remain a lending obligation of Groundfloor Finance (or its subsidiary).

In some situations, Groundfloor Finance or a subsidiary may elect to originate and advance funds for a Loan prior to offering the corresponding series of LROs to the public, which could involve additional risks. Although advances are typically funded from one of more lines of credit or borrowing arrangements entered into by Groundfloor Finance or one of its subsidiaries, if we elect to do so from our own operating capital, that would have the effect of reducing the amount of cash we have available for other business expenditures until the advance is repaid. The same would be the case in the event Groundfloor Finance elected to use its own operating capital to fund advances. In addition, we may be required to continue to hold and service the advanced Loans in the event we are unable to qualify the corresponding series of LROs or if the Offering of such LROs is not fully subscribed and abandoned. Furthermore, the borrowing arrangements that may be used to make the advances will require the principal to be repaid within a short period of time as well as periodic interest payments. This may negatively impact the cash flow and cash position of Groundfloor Finance, particularly if GRE 1 is not able to issue and sell the corresponding LROs on a timely basis, increasing the risk to the overall business of Groundfloor Finance and its subsidiaries, including a potentially adverse effect on our revenues.

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We are also subject to other risks and uncertainties related to engaging in a public offering that may affect our business.

Groundfloor Finance and its subsidiaries are subject to additional risks and uncertainties in connection with engaging in an offering of the Series B Stock. These risks and uncertainties include:

•	the potential for increased scrutiny by federal and state regulatory agencies;
•	the greater likelihood of facing civil liability claims for alleged violations of federal and state securities laws;
•	the increasing costs connected with managing a growing business and expanding portfolio of Loans;
•	the impact of greater media attention, including the possibility of negative commentary of Groundfloor’s business model by other market participants such as traditional financial institutions;
•	the costs of qualifying our offerings with federal and state regulators;
•	the time commitment for management to qualify our offerings, which takes focus away from operating the business;
•	navigating complex and evolving regulatory and competitive environments;
•	increasing the number of investors utilizing the Groundfloor Platform;
•	increasing the volume of Loans facilitated through the Groundfloor Platform and fees received from Borrowers;
•	continuing to develop, maintain and scale the Groundfloor Platform;
•	effectively using limited personnel and technology resources;
•	effectively maintaining and scaling Groundfloor’s financial and risk management controls and procedures;
•	maintaining the security of the Groundfloor Platform and the confidentiality of the information provided and utilized across the Groundfloor Platform; and
•	attracting, integrating and retaining an appropriate number of qualified employees.

Groundfloor Finance will need to raise substantial additional capital to fund future operations, and, if Groundfloor Finance fails to obtain additional funding, Groundfloor Finance may be unable to continue operations.

At this early stage in its development, Groundfloor has funded substantially all of its operations with proceeds from private financings from individual investors and venture capital firms. We rely on Groundfloor Finance to operate the Groundfloor Platform, facilitate due diligence and underwriting reviews, coordinate payment to and from investors and developers through the use of various funding accounts, manage Loan advances and to administer, service and collect on the Loans we fund through the offer and sale of LROs. As manager, Groundfloor Finance is also responsible for our day to day operations. To date, Groundfloor Finance has raised approximately $11.2 million through private sales of convertible debt and preferred stock. To continue the development of its business, Groundfloor Finance will require substantial additional funds. To meet its financing requirements in the future, Groundfloor Finance may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict Groundfloor Finance’s business activities and options. Additional funding may not be available to Groundfloor Finance on favorable terms, or at all. If Groundfloor Finance is unable to obtain additional funds, it may be forced to reduce or terminate our operations.

Groundfloor Finance has entered into material transactions with our promoters.

Since inception, Groundfloor Finance has entered into certain material transactions involving its officers, directors and principal shareholders (collectively, the “Promoters”). For instance, certain affiliates and family members of the directors of Groundfloor Finance have participated in the Series Seed Financing, the Bridge Financing, and the Series A Financing (each as defined below). Groundfloor Finance has adopted a policy that a majority of the disinterested Independent Directors of Groundfloor Finance (as defined below) must approve any loan to or on behalf of, or other material affiliated transaction involving, its Promoters. However, Groundfloor Finance has lacked sufficient disinterested Independent Directors to approve the prior material affiliated transactions listed above at the time each was consummated and may choose to enter into transactions in the future for which it lacks sufficient disinterested Independent Directors. See “Interest of Management and Others in Certain Transactions” and “Transactions with Promoters” below.

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If the security of our investors and Borrowers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

The Groundfloor Platform stores the Borrowers’ and investors’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be accessed, publicly disclosed, or stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also disrupt our operations and subject us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the relevant software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any investor’s or Borrower’s data, our relationships with our investors will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and the third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose investors.

The Groundfloor Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

The Groundfloor Platform may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a “hacker” were able to infiltrate the Groundfloor Platform, you would be subject to the increased risk of fraud or Borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of Series B Stock. Additionally, if a hacker were able to access secure files, he or she might be able to gain access to your personal information. While Groundfloor Finance has taken steps to prevent such activity from affecting the Groundfloor Platform, if Groundfloor Finance is unable to prevent such activity, the value of your investment in Series B Stock could be adversely affected.

Groundfloor Finance relies on third-party banks and money transfer agents to operate the Groundfloor Platform. If we are unable to continue utilizing these services, our business and revenues may be adversely effected.

All payments are processed through the Groundfloor Platform. Because Groundfloor Finance is not a bank, it cannot belong to or directly access the Automated Clearing House (“ACH”) payment network, and it must rely on third-party payment agents and other FDIC-insured depository institutions to process our transactions, including payments of Loans and remittances to holders of LROs. Groundfloor Finance currently uses the services of Dwolla, Inc. and Wells Fargo for these purposes, but may change vendors at any time without prior notice to investors. Under the ACH rules, if Groundfloor experiences a high rate of reversed transactions (known as “chargebacks”), Groundfloor may be subject to sanctions and potentially disqualified from using the system to process payments.

Any significant disruption in service on the Groundfloor website or in Groundfloor Finance’s computer systems could reduce the attractiveness of the Groundfloor Platform and result in a loss of users.

If a catastrophic event resulted in a Groundfloor Platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability, and availability of our technology and its underlying hosting services infrastructure are critical to our operations, level of customer service, reputation and ability to attract new users and retain existing users. Our hosting services infrastructure is provided, owned, and operated by a third party (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. Our Hosting Provider does not guarantee that users’ access to the Groundfloor website will be uninterrupted, error-free or secure. Our operations depend on our Hosting Provider’s ability to protect its and our systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with our Hosting Provider is terminated, or if there is a lapse of service or damage to its facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of our Hosting Provider or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our ability to profitably operate or maintain accurate accounts, and could harm our relationships with our users and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a Hosting Provider facility. These factors could prevent us from processing or posting payments on the Loan or the LROs, damage the Groundfloor brand and reputation, divert employees’ attention, and cause users to abandon the Groundfloor Platform.

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Events beyond our control may damage our ability to maintain adequate records, maintain the Groundfloor Platform or perform our servicing obligations.

If a catastrophic event resulted in the Groundfloor Platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Similar events impacting third-party service providers that our operations depend on, such as our Hosting Provider or payment vendor(s), could materially and adversely affect its (and our) operations. Such events could include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records in offsite facilities located in third-party, off-site locations. If our electronic data storage and back-up storage system or those of our third-party service providers are affected by such events, we cannot guarantee that you would be able to see a profitable return on your investment in the Series B Stock.

Economic, social and other disruptions caused by outbreaks of viruses or other diseases may adversely affect the business and operations of Groundfloor Finance, which may adversely affect your investment in the Series B Stock.

The business and operations of Groundfloor Finance could be materially and adversely affected by the outbreak of health epidemics, including the spread of the novel coronavirus COVID-19, particularly if occurring in areas where Developers derive a significant amount of revenue or profit. While the impact of such an outbreak on the global economy is uncertain, such an event could significantly impact the real estate and fintech lending industries and severely disrupt the operations of Groundfloor Finance. Such event may also have a material adverse effect on the business, financial condition and results of operations of Groundfloor Finance, which could adversely affect your investment in the Series B Stock.

The Series B Stock will not restrict Groundfloor Finance’s ability to incur additional indebtedness.

Groundfloor Finance has substantially financed its early operations through the issuance of convertible notes, which converted to shares of Series Seed Preferred Stock pursuant to the terms of the Note Conversion Agreement, dated December 5, 2014. If Groundfloor Finance incurs additional debt after the Series B Stock are issued, it may adversely affect its creditworthiness generally and could result in its financial distress, insolvency or bankruptcy. The financial distress, insolvency or bankruptcy of Groundfloor Finance could have an adverse effect on investments in Series B Stock.

Risks Related to Compliance and Regulation

The requirements of complying on an ongoing basis with Tier 2 of Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Tier 2 of Regulation A of the Securities Act, we will be subject to certain ongoing reporting requirements. Compliance with these rules and regulations will require legal and financial compliance costs, which may impose strain on our operating budget and divert management’s time and attention from operational activities. Moreover, as a result of the disclosure of information in this Offering Circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we or our affiliated companies are required to register under the Investment Company Act or the Investment Advisors Act of 1940, or become subject to the SEC’s regulations governing broker-dealers, our ability to conduct our business could be materially and adversely affected.

The SEC heavily regulates the manner in which “investment companies,” “investment advisors,” and “broker-dealers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not result in the Company or its affiliates being characterized as an investment company, an investment advisor or a broker-dealer, as we do not believe that we engage in any of the activities described under Section 3(a)(1) of the Investment Company Act of 1940 or Section 202(a)(11) or the Investment Advisor’s Act of 1940 or any similar provisions under state law, or in the business of (i) effecting transactions in securities for the account of others as described under Section 3(a)(4)(A) of the Exchange Act or any similar provisions under state law or (ii) buying and selling securities for our own account, through a broker or otherwise as described under Section 3(a)(5)(A) of the Exchange Act or any similar provisions under state law. We intend to continue to conduct our business in such manner. If, however, we (or any of our affiliates) are deemed to be an investment company, an investment advisor, or a broker-dealer, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would affect our business to a material degree.

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Our Loan origination and servicing activities are subject to extensive federal, state and local regulation that could adversely impact operations.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we currently conduct business or make it more difficult or costly for us to originate or otherwise make additional loans, or for us to collect payments on loans by subjecting us to additional licensing, registration, and other regulatory requirements in the future or otherwise. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to originate and service loans and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future. To the extent it is determined that the loans we make to our customers were not originated in accordance with all applicable laws, we might be obligated to repurchase any portion of the loan we had sold to a third party. We may not have adequate resources to make such repurchases.

YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN THE GROUNDFLOOR Series B Preferred STOCK.

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this offering circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this offering circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this offering circular. You should read this offering circular and the documents that we have filed as exhibits to the Form 1-A of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this offering circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

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USE OF PROCEEDS

We are offering a minimum number of 68,569 shares of Series B Stock and a maximum number of 548,546 shares of Series B Stock, convertible into our Common Stock. The offering price of each share of Series B Stock is $18.23. The net proceeds of a fully subscribed offering, after total offering expenses, will be approximately $9.0 million. We plan to use these proceeds as follows:

•	Approximately $2.73 million toward new product development;
•	Approximately $1.81 million toward optimizing the Company’s software and technology;
•	Approximately $1.81 million toward customer acquisition initiatives;
•	Approximately $1.36 million toward local market expansion; and
•	Approximately $1.36 million on general corporate purposes related to regulatory matters, operations, and the growth of the Company.

If the offering size was $1.25 million, then we estimate that the net proceeds to us would be approximately $1.04 million. In such an event, we would still be able to use the proceeds as outlined above, albeit certain initiatives would be reduced or scaled back. We reserve the right to change the use of proceeds as business demands dictate, in our sole discretion. General corporate purposes might be, but are not limited to, the costs of this offering, including our outside legal and accounting expenses, employee payroll, rent and real estate expenses, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Series B Stock.

DILUTION

If you invest in the Series B Stock, your interest will be diluted to the extent of the difference between the offering price per share, which is $18.23 (the “Offering Price”) of the Series B Stock and the pro forma net tangible book value per share of the Series B Stock immediately after this offering. Dilution results from the fact that the Offering Price is substantially in excess of the pro forma net tangible book value per share attributable to the existing equity holders.

Our net tangible book value (deficit) as of December 31, 2019 was approximately $(1,551,642), or approximately $(0.45) per share of the Series B Stock on a fully diluted basis. Net tangible book value represents the amount of total tangible assets less total liabilities and the par value of preferred stock. Net tangible book value (deficit) per share represents net tangible book value divided by the number of shares of Series B Stock outstanding on a fully diluted basis.

The following table illustrates the substantial and immediate dilution per share of Series B Stock to a purchaser in this offering, assuming issuance of 548,546 shares of Series B Stock in this offering:

On Basis of Full Conversion of Issued Instruments	$10 Million
Raise
Price per Share	$18.23
Shares issued	548,546
Capital Raised	$9,999,993.58
Less: Estimated Offering Costs	$910,499.49
Net Offering Proceeds	$9,089,494.09
Historical Net Tangible Book Value (deficit) Pre-Offering(1)	$(1,551,642)
Pro Forma Net Tangible Book Value Post-Offering(2)	$7,537,852

Shares issued and outstanding Pre-Offering assuming full conversion(3)	3,418,889
Pro Forma Post-Offering Shares Issued and Outstanding(4)	3,967,435

Historical Net Tangible Book Value (deficit) Per Share Pre-Offering	$(0.45)
Increase per share attributable to new investors	$2.35
Pro Forma Net Tangible Book Value Per Share Post-Offering	$1.90
Dilution per share to new investors ($)	$16.33
Dilution per share to new investors (%)	89.58%

(1)	Historical net tangible book value (deficit) pre-offering is based on the net tangible equity attributable to equity holders of the Company as of December 31, 2019. This consists of the total assets of the Company less its intangible assets, liabilities and the par value of its preferred stock (“Book Value”).

(2)	Pro forma net tangible book value post-offering equals the Company’s Book Value plus the expected net offering proceeds from the issuance of 548,546 shares of Series B Stock from this offering circular.

(3)	Assumes conversion of all issued shares of Series Seed Preferred Stock and Series A Preferred Stock to Common Stock, conversion of all convertible debt securities issued by Groundfloor to Common Stock, vesting of all issued and outstanding Common Stock grants, and exercise of all warrants issued by Groundfloor outstanding as of December 31, 2019 (“Fully Diluted Shares”).

(4)	Includes the Company’s Fully Diluted Shares plus the expected issuance of 548,546 shares of Series B Stock from this offering circular.

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The following table illustrates the substantial and immediate dilution per share of Series B Stock to a purchaser in this offering, assuming issuance of 68,569 shares of Series B Stock in this offering:

On Basis of Full Conversion of Issued Instruments	$1.25 Million
Raise
Price per Share	$18.23
Shares issued	68,569
Capital Raised	$1,250,012.87
Less: Estimated Offering Costs	$200,000.00
Net Offering Proceeds	$1,050,012.87
Historical Net Tangible Book Value (deficit) Pre-Offering(1)	$(1,551,642)
Pro Forma Net Tangible Book Value (deficit) Post-Offering(2)	$(501,629

Shares issued and outstanding Pre-Offering assuming full conversion(3)	3,418,889
Pro Forma Post-Offering Shares Issued and Outstanding(4)	3,487,458

Historical Net Tangible Book Value (deficit) Per Share Pre-Offering	$(0.45)
Increase per share attributable to new investors	$0.31
Pro Forma Net Tangible Book Value (deficit) Per Share Post-Offering	$(0.14)
Dilution per share to new investors ($)	$18.37
Dilution per share to new investors (%)	100.79%

(1)	Historical net tangible book value (deficit) pre-offering is based on the net tangible equity attributable to equity holders of the Company as of December 31, 2019. This consists of the total assets of the Company less its intangible assets, liabilities and the par value of its preferred stock (“Book Value”).

(2)	Pro forma net tangible book value post-offering equals the Company’s Book Value plus the minimum net offering proceeds from the issuance of 68,569 shares of Series B Stock from this offering circular.

(3)	Assumes conversion of all issued shares of Series Seed Preferred Stock and Series A Preferred Stock to Common Stock, conversion of all convertible debt securities issued by Groundfloor to Common Stock, vesting of all issued and outstanding Common Stock grants, and exercise of all warrants issued by Groundfloor outstanding as of December 31, 2019 (“Fully Diluted Shares”).

(4)	Includes the Company’s Fully Diluted Shares plus the expected issuance of 68,569 shares of Series B Stock from this offering circular.

The following table presents the Company’s capitalization as of December 31, 2019 and compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders, assuming full conversion of preferred stock and full vesting and exercise of outstanding convertible notes, warrants and stock options.

	Dates Issued	Issued Shares	Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock(1)	Various	2,102,720	-		2,102,720	$5.02
Series Seed Preferred Stock	Various	568,796	-		568,796	$4.59
Series A Preferred Stock	Various	747,373	-		747,373	$6.64
Outstanding Stock Options	Various	-	324,208	(2)	324,208	$6.25
Warrants	Various	-	52,725		52,725	$2.48
Convertible Note	Various	-	219,845		219,845	$16.41
Total Common Share Equivalents		3,418,889	596,778		4,015,667
Investors in this offering, assuming $9,999,993.58 raised		548,546	—		548,546	$18.23
Total after inclusion of this offering		3,967,435	596,778		4,564,213

ABOUT THE GROUNDFLOOR PLATFORM

Overview and Groundfloor Platform

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. Groundfloor Finance operates the Groundfloor Platform, facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on the loans that it originates.

In connection with the Platform, Groundfloor Finance operates several subsidiaries with distinct functions. Subsidiaries help us isolate credit risks, legal risks, and other operational risks. This protects our investors, customers, and employees. Below is a list of our primary operating entities, including management structure, and function.

•	Groundfloor Finance Inc. (“GFI”). GFI is a Georgia corporation and is our main operating entity. It is managed by our executive team and governed by our board of directors (see “Management” section starting on page 33). GFI develops, owns, and operates the Groundfloor web platform, and associated technology IP.

•	Groundfloor Holdings GA LLC (“GFH”). GFH is a single member Georgia limited liability company. It is managed by GFI. It has access to a warehouse credit facility provided by ACM Alamosa DA LLC. Its sole purpose is to originate loans identified by its manager. It originates loans from its credit facility. Loans typically stay on its balance sheet for up to 30 days before being sold to GRE1 or GRE2.

•	Groundfloor Real Estate 1, LLC (“GRE1”). GRE1 is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE1 will sell Limited Recourse Obligations (LROs) to investors which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

•	Groundfloor Real Estate 2, LLC (“GRE2”). GRE2 is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE2 will sell securities to institutional purchasers which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

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•	Groundfloor Properties GA, LLC (“GFGA”). GFGA is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to manage distressed assets that have been acquired by affiliated companies in the course of exercising creditor rights. It conducts the majority of foreclosures that may be required by either GRE1 or GRE2.

Groundfloor Finance Inc
Parent Company
- Develops and maintains the Groundfloor platform. Maintains customer accounts.
Groundfloor Holdings, LLC (GFH)
Single Member LLC
- Originates loans to borrowers.
- Uses credit provided by ACM Alamosa DA LLC.
- Assigns loans to GRE1 or GRE2.
Groundfloor Real Estate 1, LLC (GRE 1)
Single Member LLC
- Identifies loans to acquire from GFH.
- Sells LROs to investors to fund purchase of identified loans.
- Services loans for term of loan.
Groundfloor Real Estate 2, LLC (GRE 2)
Single Member LLC
- Identifies loans to acquire from GFH.
- Sells securities to institutions to fund purchase of identified loans.
- Services loans for term of loan.
Groundfloor Properties GA, LLC (GFGA)
Single Member LLC
- Asset management and servicing.
- Manages foreclosures.

Diagram of Instruments and Securities

Shareholders
Equity
GFI*
Convertible Note
Investors
LROs
Investors
Loans
GFH
Loans
GRE1
LROs
Investors
Loans
Loans
GRE2
Securities
Investors
Developers (Borrowers)
Credit
ACM
LEGEND
Originations
Assignments
Sale of Securities
Credit

1. GFH uses credit from ACM to originate Loans to Borrowers
2. GRE1 and GRE2 select loans to acquire and sell LROs or other securities to investors
3. Proceeds from the sale of securities are used by GRE1 and GRE 2 to acquire Loans from GFH
4. GFH uses these proceeds to repay ACM

*GFI is not presently acquiring loans from GFH or selling LROs although it is still servicing previously sold LROs

Borrower Members and Consideration of the Principal

We do not finance owner-occupied residential projects, nor do we make loans for any personal, family, or household purpose. All of our loans are commercial in nature. Although we only provide loans to legal entities (i.e., the Developer), due to the nature of the real estate development business and the smaller market segment we service, we nevertheless factor into our due diligence and underwriting process the background and experience of the individual(s) who own and operate the borrowing entity (i.e., the Principal(s)).

The scope of our due diligence and underwriting process is not limited only to information about the borrowing entity, which may be very limited in nature. In addition to considering the specific information with respect to the borrower under the loan, we also consider the creditworthiness (through a review of FICO scores) and broader experience of the Principal.

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Credit Risk and Valuation Assessment

Once we have identified the Projects that pass the preliminary assessment and thus meet our basic qualifications and financing requirements, we undertake an assessment of each Project and the proposed terms of the underlying Loan to finalize the pricing terms (interest rate, maturity, repayment schedule, etc.) that we will accept.

We use our proprietary Grading Algorithm to assign one of seven letter grades, from A to G, to each Project. The letter grade generally reflects the overall risk of the Loan. In general:

Our Grading Algorithm, which was developed by our management team in consultation with outside advisors with respect to the general type of residential real estate projects we currently finance, involves application of a two-step proprietary mathematical formula. Generally, we assign a scale to each factor. The higher a Project rates with respect to a particular factor, the better the Loan scores. The higher the score, the lower the interest rate we will offer on the Loan.

Representing a quantifiable assessment of the risk profile of a given Project, the Grading Algorithm allows Groundfloor Finance to compare the relative risk profiles of various properties through the analysis of specific quantifiable characteristics, including (i) the valuation and strength of a particular Project and (ii) the experience and risk profile of the Developer. We use the Grading Algorithm to determine a proposed base-line interest rate which reflects the given risk profile of a Project when it is underwritten. The lower the risk profile, the lower the interest rate we will agree to with respect to a particular Loan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with Groundfloor’s audited consolidated financial statements and the related notes and the section entitled “Description of the Company’s Business” elsewhere in this Offering Circular. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Groundfloor Finance Inc. (“Groundfloor” or “Groundfloor Finance”) maintains and operates the Groundfloor Platform for use by us and Groundfloor subsidiaries to provide real estate development investment opportunities to the public. Groundfloor was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2014. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2014, and converted into a North Carolina corporation on July 26, 2014. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. Effective August 5, 2015, Groundfloor changed its domiciliary state to Georgia under the name Groundfloor Finance Inc. The audited consolidated financial statements include Groundfloor’s wholly-owned subsidiaries, including Groundfloor GA (as defined below), which was created for the purpose of financing real estate properties in Georgia, Holdings, which was created for the purpose of facilitating our loan advance program by entering into the Revolver, and GRE 1, which sold and issued LROs through the Groundfloor Platform from May to July 2017.

Funding Loan Advances

To date, the Company has entered into four financial arrangements designed to facilitate Loan advances.

In November 2016, the Company entered into the Revolver credit facility to fund Loan advances (as defined below). The terms of the credit facility are as follows: Interest accrues at the greater of 10.0% per annum or the weighted average annual interest rate of the Loans then held by Holdings which have been originated with proceeds from the credit facility. The revolving credit facility was originally limited to $1.5 million with an option to increase the limit to $15.0 million (under certain circumstances). As of December 31, 2019 the capacity is $10.5 million and the maturity date is November 2, 2020 and is extendable for another additional year. The Company has given a corporate guaranty to Revolver Capital, now ACM Alamosa DA LLC, as additional support for the credit facility. ACM Alamosa DA LLC has a lien on the general assets of Holdings—which is made up exclusively of Loans that Holdings has originated. However, only Holdings, and its successors and assigns, are identified as a secured party in any documentation used to secure the advanced Loans. At no point will Holdings hold (or provide ACM Alamosa DA LLC a security interest in) any Loan for which LROs have been issued.

When Holdings is not able to draw sufficient funds from this credit facility fast enough, the Company may elect to provide Holdings with a short term, non-interest bearing, full recourse loan using its operational capital to fund advances.

On January 11, 2017, Groundfloor entered into the ISB Note (as defined below) for a principal sum of $1.0 million, which was subsequently increased to $2.0 million, for the purpose of using the proceeds for our loan advance program, but may use the proceeds for other purposes in our sole discretion. The outstanding principal and accrued interest on the ISB Note was repaid in full in September 2019.

Starting in November 2018 and continuing throughout 2019, Groundfloor entered into various GROUNDFLOOR Notes, secured promissory notes, with accredited investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land for commercial purposes. The principal outstanding as of December 31, 2019 was $6.8 million.

In November and December 2019, Groundfloor entered into various short-term, secured promissory notes with accredited investors. Proceeds from the notes are used by the Company for originating, buying, and servicing loans to developers for the purpose of building, buying, and rehabilitating single family and multifamily structures, or buying land for commercial purposes. The aggregate principal outstanding of these loans as of December 31, 2019, was $1.3 million.

Financial Position and Operating History

In connection with their audit for the years ended December 31, 2019 and December 31, 2018, Groundfloor’s auditors raised substantial doubt about its ability to continue as a going concern due to Groundfloor’s losses and cash outflows from operations. To strengthen its financial position, Groundfloor has continued to raise additional funds through convertible debt and equity offerings.

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Groundfloor has a limited operating history and has incurred a net loss since our inception. Our net loss was $3.8 million for the year ended December 31, 2019. To date, Groundfloor has earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and nonrecourse promissory notes (“Georgia Notes”) corresponding to commercial real estate loans entered into by Groundfloor GA to residents of Georgia, which were offered by Groundfloor GA in November 2013. The Company does not intend to issue any additional Georgia Notes. Groundfloor has funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, Groundfloor expects that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

The proceeds from the sale of LROs will not be used to directly finance Groundfloor’s operations. Groundfloor will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, Groundfloor collects origination and servicing fees on Loans Groundfloor is able to make to Developers, which Groundfloor recognizes as revenue. The more Loans Groundfloor is able to fund through the proceeds of our offerings, the more fee revenue Groundfloor will make. With increased fee revenue, our financial condition will improve. However, Groundfloor does not anticipate this increased fee revenue to be able to fully support our operations through the next twelve months.

Groundfloor’s operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance its operations until Groundfloor reach profitability and become cash-flow positive, which Groundfloor does not expect to occur before 2020. Groundfloor’s operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before Groundfloor reaches profitability. Groundfloor completed its Series A Financing in December 2015, through which Groundfloor raised an aggregate of approximately $5.0 million (including the cancellation of the 2015 Bridge Notes (as defined below)), Groundfloor has raised an aggregate of $2.1 million as of December 31, 2019 through Groundfloor’s 2017 Note Financing (as defined below), Groundfloor has raised approximately $4.2 million in Groundfloor’s 2018 Common Stock Offering, and $3.1 million in the 2019 Common Stock Offering, as well as $3.6 million through Groundfloor’s 2019 Note Offering, in order to fund operations. See “Liquidity and Capital Resources” below.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which Groundfloor has prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this Offering Circular.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of our website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Share Based Compensation

Groundfloor accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees and nonemployees, including the grant of employee stock options, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

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Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual loans and all loans in fundamental default. The tables below include all loans deemed impaired, whether or not individually assessed for impairment. If a loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Provision for Income Taxes

Groundfloor accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

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Results of Operations

Fiscal Year Ended December 31, 2019 and 2018

	For the year ended December 31, 2019	For the year ended December 31, 2018
Non-interest revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total operating revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

Net Revenue

Net revenue for the years ended December 31, 2019 and 2018 was $6.4 million and $2.9 million, respectively. The Company facilitated the origination of 646 and 325 developer loans during the years ended December 31, 2019 and 2018, respectively. Origination fees and loan servicing revenue were earned through the origination of these developer loans. Origination fees are determined by the term and credit risk of the Developer loan and range from 1.0% to 6.0%. The fees are deducted from the loan proceeds at the time of issuance. Loan servicing revenue are fees incurred in servicing the Developer’s loan. Additionally, Groundfloor incurred net interest income during the loan advance period. The increase in net interest income is due to the increase in overall portfolio size as the Company originated 99% more loans than the previous period. Groundfloor expects operating revenue to increase as its loan application and processing volume increases.

Gross Profit

Gross profit for the years ended December 31, 2019 and 2018 was $5.6 million and $2.5 million, respectively. The increase in gross profit was due to $3.5 million in additional net revenue, offset by an increase in cost of revenue of $0.3 million. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. Groundfloor expects gross profit to increase as its loan application and processing volume increases.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2019 and 2018 were $2.5 million and $1.7 million, respectively, an increase of $0.8 million or 41.3%. General and administrative expenses consists primarily of employee compensation cost, professional fees, consulting fees and rent expense. The increase was driven primarily by additional employees added in 2019, and secondarily by higher rent expense attributable to a full year in a new office space. Groundfloor expects general and administrative expense will continue to increase due to the planned investment in business infrastructure required to support its growth.

Sales and Customer Support

Sales and customer support expense for the years ended December 31, 2019 and 2018 were $2.9 million and $2.5 million, respectively, an increase of $0.4 million or 19.6%. Sales and customer support expense consists primarily of employee compensation cost. The increase was primarily due to an increase in compensation related to increased headcount during the year to build out the sales and origination functions to support current and future growth. Groundfloor expect sales and customer support expense will continue to increase due to the planned investment in developer acquisition and customer support required to support its growth.

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Development Expense

Development expense for the years ended December 31, 2019 and 2018 were $1.2 million and $1.0 million, respectively, an increase of $0.2 million or 17.8%. Development expense consists primarily of employee compensation cost and the cost of subcontractors who work on the development and maintenance of our website and lending platform. The increase was primarily due to increases in compensation cost related to increased headcount. Groundfloor expects development expense will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as Groundfloor grows.

Regulatory Expense

Regulatory expense for the years ended December 31, 2019 and 2018 were $0.2 million, respectively. Regulatory expense consists primarily of legal fees and compensation cost required to maintain SEC and other regulatory compliance. Groundfloor did not pursue additional regulatory paths during the year-ended December 31, 2019 and 2018 and therefore fees remained consistent to the prior period. Groundfloor expects regulatory expense may increase due to the additional expense related to qualifying our Regulation A, Tier 2 offerings with the SEC, which will require complying with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

Marketing and Promotions Expense

Marketing and promotions expense for the years ended December 31, 2019 and 2018 were $1.5 million and $2.2 million, respectively, a decrease of $0.7 million or 30.1%. Marketing and promotions expense consists primarily of consulting expense, compensation cost as well as promotional and advertising expense. The decrease was primarily due to a decrease in investor and borrower acquisition, which drove a decrease of $0.4 million in advertising and promotions. Groundfloor expects that marketing and promotions expense will increase due to the planned investment in investor and developer acquisition activities required to support its growth.

Interest Expense

Interest expense for the year ended December 31, 2019 and 2018, excluding interest paid on limited recourse obligations and GROUNDFLOOR Notes, was $1.2 million and $1.0 million, respectively, an increase of $0.2 million. The Company incurred $0.8 million in interest expense warehousing loans on the Revolver. Cash paid for interest on the Revolver was $0.8 million in the year ended December 31, 2019. Interest expense related to the 2017 Subordinated Convertible Notes and 2019 Subordinated Convertible Notes (as defined below) of $0.1 million was recognized during the year ended December 31, 2019. Interest expense related to the 2017 ISB Note of $0.2 million was recognized during the year end December 31, 2019. Cash paid for interest related to the 2017 ISB Note was $0.2 million for the year ended December 31, 2019. Interest expense related to various other short-term notes issued in late 2019 was less than $0.1 million during the year ended December 31, 2019, and is accrued in “Accounts payable and accrued expenses” as of December 31, 2019.

Net Loss

Net loss for the years ended December 31, 2019 and 2018 was $3.8 million and $6.1 million, respectively, a net loss decrease of $2.3 million or 37.1%. Gross profit increased $3.1 million or 124.0% in 2019 relative to 2018, while operating expenses increased only $0.7 million or 9.8% over the same period, reflecting that the Company’s investments in its workforce, brand, and technology in prior years have driven higher revenues and gross profit in the current year. Operating expenses for the years ended December 31, 2019 and 2018 were $8.3 million and $7.6 million, respectively. Operating expenses consist primarily of compensation cost, legal fees, consulting and subcontractor cost as well as advertising and promotional expense. The increase was primarily due to higher compensation cost as Groundfloor added more staff to support business growth, increased consulting expense related to marketing operations, increased professional service fees and increased software development expense.

Liquidity and Capital Resources

The audited consolidated financial statements included in this Offering Circular have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The audited consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the years ended December 31, 2019 and December 31, 2018, and has an accumulated deficit as of December 31, 2019 of $21.5 million. Since our inception, Groundfloor has financed our operations through debt and equity financing from various sources. Groundfloor is dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

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	For the year ended December 31, 2019	For the year Ended December 31, 2018
Operating provided by (used in) activities	$769,848	$(5,130,539)
Investing used in activities	(40,097,871)	(18,671,601)
Financing provided by activities	39,957,827	23,517,362
Net increase (decrease) in cash	$629,804	$(284,778)

Net cash provided by operating activities for the year ended December 31, 2019 was $0.8 million and net cash (used in) for the year ended December 31, 2018 was $5.1 million. Net cash provided by (used in) operating activities funded salaries, expense for contracted marketing, development and other professional service providers and expense related to sales and marketing initiatives.

Net cash used in investing activities for the years ended December 31, 2019 and 2018 was $40.1 million and $18.7 million, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash provided by financing activities for the years ended December 31, 2019 and 2018 was $40.0 million and $23.5 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of Georgia Notes and LROs to investors through the Groundfloor Platform, proceeds from the 2019 Common Stock Offering and issuance of convertible notes, offset by repayments of Georgia Notes and LROs to investors.

Groundfloor issued and sold 91,259 shares Series Seed Preferred Stock at an initial closing on December 5, 2014 (the “Series Seed Initial Closing”), for total proceeds of $475,000, pursuant to the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”), dated December 5, 2014 between us and the investors named therein (the “Series Seed Investors”). In addition, at the Series Seed Initial, the entire unpaid principal and interest outstanding under certain previously-issued convertible promissory notes converted into 276,391 additional shares of Series Seed Preferred Stock. Groundfloor issued and sold an aggregate of 201,146 additional shares of Series Seed Preferred Stock, for total proceeds of $1.1 million, at subsequent closings on April 1, 2015, May 12, 2015 and August 31, 2015 (collectively, the “Series Seed Subsequent Closings” and together, with the Series Seed Initial Closing, the “Series Seed Financing”). Pursuant to the Series Seed Purchase Agreement, the Company sold each share of Series Seed Preferred Stock for $5.205 per share. In connection with the Series Seed Financing, Groundfloor also entered into an Investors’ Rights Agreement with the Series Seed Investors and certain holders of our common stock, which was subsequently amended and restated in connection with the Series A Financing. The shares of Series Seed Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series Seed Financing terminated following the final Series Seed Subsequent Closing and Groundfloor does not intend to sell any additional shares of Series Seed Preferred Stock.

During November 2015, Groundfloor entered into promissory notes with investors for total proceeds of $250 thousand (the “2015 Bridge Notes”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4.3 million. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for 37,561 shares of Series A Preferred Stock in connection with the Series A Initial Closing. The notes were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The 2015 Bridge Notes Financing terminated with the closing of the Series A Financing.

In addition, Groundfloor issued and sold 709,812 shares of Series A Preferred Stock at an initial closing on November 24, 2015 and subsequent closings through December 2015, for total gross proceeds of approximately $4.7 million, pursuant to the Series A Preferred Stock Purchase Agreement. Pursuant to the Series A Purchase Agreement, the Company sold each share of Series A Preferred Stock for $6.69 per share. The shares of Series A Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series A Financing terminated in December 2015 and Groundfloor does not intend to sell any additional shares of Series A Preferred Stock.

On November 1, 2016, Holdings, the Company’s wholly-owned subsidiary, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital. The credit agreement (the “Credit Agreement”) provides for revolving loans up to a maximum aggregate principal amount of $1.5 million (the “Revolving Credit Commitments”). The Revolver will be used for bridge funding of underlying loans pending approval from the SEC. Subsequent amendments to the credit agreement in 2016 and 2017 increased the aggregate commitments under the Revolver to $4,500,000. The Revolver maturity date is November 2, 2020. The Company has the option to request and the lender may, in its sole discretion, elect to extend the maturity date.

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On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1.5 million to $2.5 million. On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2.5 million to $3.5 million. On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased the Revolving Credit Commitments thereunder from $3.5 million to $4.5 million. The other terms of the credit facility remain unchanged.

On April 4, 2018, the Credit Agreement dated as of November 2, 2016, as amended by the First Amendment as of November 14, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

As of December 31, 2019, the Company had $7,000 of available borrowings and $10.5 million outstanding under the Revolver as presented within revolving credit facility on the consolidated balance sheets. As of December 31, 2019 and 2018, the Company reflected $33,000 and $7,000, respectively, of deferred financing cost related to the Revolver as a reduction to the revolving credit facility on the consolidated balance sheets.

On January 11, 2017, Groundfloor entered into the ISB Note in favor of ISB for a principal sum of $1.0 million. Groundfloor paid to ISB an origination fee of $10 thousand concurrently with the funding by ISB of the principal of the ISB Note. Groundfloor subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5 thousand amendment fee, a second amendment increasing the principal amount outstanding to $2.0 million for a $30 thousand amendment fee, a third amendment further extending the repayment schedule among other terms described below in return for a $10 thousand amendment fee, and a fourth amendment further extending the repayment schedule among other terms described below for a $10 thousand amendment fee.

The ISB Note incurred interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note repayment terms were as follows: (i) $250,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2017, (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019, (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019, (iv) $500,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, was due and payable on December 31, 2019. As of the date hereof, the principal sum has been repaid in full.

In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock.

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On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1.0 million of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement states that the Company may prepay the 2017 Note without premium or penalty.

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019, there was no remaining balance outstanding on the Company’s Consolidated Balance Sheets. Amortization of deferred financing costs related to the 2017 ISB Note was $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

From March 2017 to December 2017, Groundfloor issued subordinated convertible notes (the “Subordinated Convertible Notes”) to investors for total proceeds of $2.1 million (the “2017 Note Financing”). On October 27, 2017, the Company entered into amendments to the outstanding Subordinated Convertible Notes and related Subordinated Convertible Promissory Note Purchase Agreement raising the principal amount of Subordinated Convertible Notes that may be sold to $2.0 million, extending the maturity date, and allowing the Subordinated Convertible Notes, at the option of the holders, to convert outstanding principal and accrued but unpaid interest into shares of the Company’s common stock as described below. In November 2017, Groundfloor issued Subordinated Convertible Notes to investors for additional proceeds of $675 thousand. Furthermore, in December 2017, Groundfloor oversubscribed and issued Subordinated Convertible Notes to investors for additional proceeds of $550 thousand. The Subordinated Convertible Notes incur interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019 or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In conjunction with the 2019 Common Stock Offering (as defined herein), certain holders of Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock. In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of our preferred stock issued in the financing at a price per share equal to 75% of the price per share of the preferred stock financing. In the event of a closing of a common stock financing under Regulation A with gross proceeds of at least $3.0 million (“Qualified Common Financing”) prior to the Maturity Date, then each holder may elect, in its discretion, to convert the outstanding principal and all accrued but unpaid interest into shares of our common stock issued in the financing at a price per share equal to 90% of the price per share of the common stock financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and ISB Note.

On February 9, 2018, Groundfloor launched an offering of our common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). Groundfloor offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or 10 shares of common stock. Groundfloor also offered a Bonus Share Program where Groundfloor may issue up to 30,000 additional bonus shares of our common stock pursuant to the terms of the offering circular. As of December 31, 2018, Groundfloor issued 437,917 shares of common stock in the 2018 Common Stock Offering for $4.2 million in proceeds.

On October 12, 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for proceeds of $1.5 million.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, $0.3 million in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, $1.3 million in notes principal and accrued interest were converted into 3143,223 shares of common stock.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of $3.1 million in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above.

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From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3.6 million. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of $0.4 million at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $0.3 million as of December 31, 2019, are recorded as a component of “Other current assets” in the Company’s Consolidated Balance Sheets.

Principal of $3.6 million on the 2019 Subordinated Convertible Notes, net of an unamortized discount of $0.4 million, was outstanding as of December 31, 2019. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was $69,000 as of December 31, 2019.

Groundfloor has incurred losses since its inception, and Groundfloor expects it will continue to incur losses for the foreseeable future. Groundfloor requires cash to meet its operating expenses and for capital expenditures. To date, Groundfloor has funded its cash requirements with proceeds from its convertible note and preferred stock issuances. Groundfloor anticipate that it will continue to incur substantial net losses as it grows the Groundfloor Platform. Groundfloor does not have any committed external source of funds, except as described above. To the extent our capital resources are insufficient to meet its future capital requirements, Groundfloor will need to finance its cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all. On October 30, 2017, Groundfloor filed an offering statement on Form 1-A with the SEC for a proposed offering of its common stock. On February 9, 2018, Groundfloor’s offering statement on Form 1-A was qualified to issue Groundfloor common stock.

Plan of Operation

Prior to September 2015, Groundfloor’s operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor’s first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, Groundfloor has not issued, and does not intend to issue in the future, any additional Georgia Notes. Since that time, Groundfloor has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, its wholly-owned subsidiary, in each case under Tier 1 of Regulation A. In January 2018, Groundfloor’s offering statement relating to the offer and sale of limited recourse obligations (the “LRO Offering Circular”) was qualified by the SEC under Tier 2 of Regulation A, raising the annual aggregate amount of LROs which Groundfloor may offer and sell to $50 million, less any other securities sold by Groundfloor under Regulation A (including pursuant to this Offering Circular). Groundfloor has filed, and intends to continue to file, post-qualification amendments to the LRO Offering Circular on a regular basis to include additional series of LROs. Groundfloor expects to expand the number of states in which Groundfloor offers and sells LROs during the next 12 months. With this increased geographic footprint, Groundfloor expects that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

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As the volume of Groundfloor loans and corresponding offerings increase, Groundfloor plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until Groundfloor reaches profitability and becomes cash-flow positive, which Groundfloor does not expect to occur before 2020. Future equity or debt offerings by Groundfloor will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. Groundfloor expects to hire more staff to support its expected growth in operations and to invest heavily in marketing throughout the next year.

Related Party Transactions

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by Michael Olander, Jr., a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. As of December 31, 2019, the related party loan receivable and accrued interest thereon are presented in the consolidated balance sheets as a component of other current assets in the amount of $417,000.

During 2019, the Company paid ISB Development Corp. $2.0 million of principal and accrued interest on the ISB Note. ISB Development Corp. is owned and operated by Sergei Kouzmine, a director of the Company.

In November 2019, the Company issued a short-term note to ISB Development Corp. for a principal sum of $500,000. The entire note balance and accrued interest thereon are accrued in the Consolidated Balance Sheets as of December 31, 2019.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Material Trends, Events, and Uncertainties

Despite COVID-19, funding of draws on outstanding loans to developers has remained relatively steady in March and April 2020, as much of the Southeast United States, where our borrower projects are concentrated, did not require cessation of construction projects. To date, we have not had significant difficulty funding our operations through LRO offerings, other Regulation A offerings, and other financing sources. We continue to see adequate credit performance in our Loan portfolio, and see robust demand for Loans by commercial borrowers. Our retail investment channel continues to invest in LROs on our platform and we continue to sell a relatively small number of loans to institutional purchasers. Moreover, our technology platform has enabled the Company to deploy a work from home environment for its employees, such that work continues more or less normally.

As a result, the Company has not yet experienced material changes in the funding amounts provided to developers due to material trends, events and uncertainties, including COVID-19. However, if the economic impacts of COVID-19 are sustained through the summer of 2020 and into the fall of 2020, our business may be materially impacted. As of the date of this Offering Circular, the extent to which the COVID-19 pandemic may materially impact the amounts of funding provided to developers and the Company’s financial condition, liquidity or results of operations is uncertain.

MANAGEMENT

Name	Position	Age	Term of Office
Executive Officers:
Brian Dally	President and CEO, and Director	48	January 2013
Nick Bhargava	Executive Vice President, Legal and Regulatory, Acting Chief Financial Officer and Secretary	36	January 2013
Directors:
Bruce Boehm	Director (Independent)	66	December 2014
Nick Bhargava	Director	36	January 2013
Brian Dally	Director	48	January 2013
Lucas Timberlake	Director	33	November 2019
Michael Olander, Jr.	Director	37	December 2014
Richard Tuley, Jr.	Director (Independent)	50	December 2014
Significant Employees:
Rhonda Hills	Senior Vice President, Marketing and Sales	49	February 2018
Richard Pulido	Senior Vice President, Head of Lending and Risk Management	59	December 2016
Chris Schmitt	Vice President of Software	46	February 2014

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Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers, executive during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed:

Nick Bhargava, Executive Vice President, Legal and Regulatory, Acting Chief Financial Officer and Secretary

Nick Bhargava is a co-founder of the Company, has served on our Board of Directors and as our Secretary since our inception. Mr. Bhargava was also named Executive Vice President, Legal and Regulatory in July 2014. Mr. Bhargava completed a Practicum with SciQuest Inc. from January 2012 to May 2012 where he was responsible for reviewing and editing the company’s federal securities filings and sales contracts. Previous to that, he served as a Regulatory Analyst for the Financial Services Roundtable from May 2011 to August 2011, where he reviewed and analyzed legislation and regulation, particularly the Dodd-Frank Wall Street Reform and Consumer Protection Act rulemakings. From May 2010 to August 2010, Mr. Bhargava served as an Honors Intern in Trading and Markets with the SEC, at which he was tasked with researching and analyzing the May 6, 2010 Flash Crash in addition to reviewing proposed rules, comments on proposed rules and SRO filings. As an Enforcement Intern with the Financial Industry Regulatory Authority from May 2009 to August 2009, Mr. Bhargava was responsible for developing enforcement actions against broker-dealers. Prior to these positions, Mr. Bhargava worked as a Trader for TD Waterhouse Inc. from September 2006 to February 2008 and had responsibility for taking and executing trade orders for equities and equity options for high value accounts. Mr. Bhargava received his LLM from Duke University School of Law in 2012, a JD from American University in 2011, and a BS in Biological Sciences and Business from University of Alberta in 2006.

Bruce Boehm, Director (Independent)

Bruce Boehm has served on our Board of Directors since December 2014. Mr. Boehm is an active angel investor in the Raleigh-Durham area and advisor to several specialty investment funds. During his career, he has been a director for more than 35 publicly and privately held companies. From 1992 to 1996, he created and directed the Masters of Engineering Management Project at the University of Canterbury in Christchurch, New Zealand. Prior to 1992, he was a General Partner of U.S. Venture Partners in Menlo Park, California, with responsibility for a portfolio of approximately 20 healthcare and technology investments. Prior to 1982, he was employed by several Silicon Valley and Route 128 companies as an engineer and project manager. Mr. Boehm received a BS from MIT in 1975 and a MS and MBA from Stanford University in 1982. Mr. Boehm qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions.

Brian Dally, President and CEO, and Director

Brian Dally is a co-founder of the Company, has served on our Board of Directors and as our President and Chief Executive Officer since its inception. Prior to forming the Company, he served as the Senior Vice President and General Manager of Republic Wireless, a division of Bandwidth.com, from January 2010 to September 2012, where Mr. Dally led the successful formation and launch of the company’s mobile division, including managing over 60 individuals and achieving a $60 million revenue run-rate before the end of the first year of operation. From May 2008 to January 2009, Mr. Dally served as the Principal at Peripatetic Ventures Corp., a management consulting firm for high-growth technology company clients, where he assisted clients to develop partnerships to execute new product strategies and cultivate potential customer relationships in addition to conducting buyer needs research, analyzing competition, and crafting positioning and messaging. Mr. Dally has also held officer-level positions with Cecure Gaming LTD, a consumer poker and casino games service for mobile phones, and Motricity Inc., a mobile platform for entertainment and applications. Mr. Dally received a JD from Harvard Law School in June 1999, a MBA from Harvard Business School in 1999, and a BA in Political & Social Thought from the University of Virginia in 1993.

Rhonda Hills, Senior Vice President of Marketing and Sales

Rhonda Hills has served as Senior Vice President of Sales and Marketing since February 2018. She is responsible for driving engagement and revenue growth for the Company. Ms. Hills has spent her career building internet-based supply and demand marketplaces. Most recently Ms. Hills was Chief Marketing Officer for Dinova, a proprietary marketplace that exclusively connects business diners with preferred restaurants nationwide. Prior to joining Dinova, Ms. Hills was Executive Vice President for BLiNQ Media, an award-winning social media advertising company who’s technology connected ready-to-buy consumers with relevant local merchants and offers. As Chief Marketing Officer for Kudzu.com, Ms. Hills led the national expansion of an online marketplace that connected homeowners with top-rated home contractors in their neighborhood. Ms. Hills also led marketing strategy for Cox Interactive Media’s network of city websites and was a Founding Father of AOL’s Digital City in the 1990’s. Ms. Hills is a summa cum laude graduate of the University of Maryland, receiving two Bachelor of Arts, in Radio, TV & Film, and in Music.

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Lucas Timberlake, Director

Lucas Timberlake has served on our Board of Directors since November 2019. Mr. Timberlake has over 10 years of financial services experience in a variety of capacities, including venture capital, private equity, and investment banking. Currently, Mr. Timberlake is a Partner with Fintech Ventures Fund, a financial technology-focused investment firm, since 2015. Since assuming his current role, Mr. Timberlake has held several board director positions with technology-enabled lending companies in the small business and real estate lending sectors, and currently serves on the board of directors for IOU Financial. Previously, Mr. Timberlake was part of the investment team with Antarctica Capital, an international private equity firm focusing on real assets and insurance opportunities. Mr. Timberlake began his career as an investment banking analyst with Bank of America Merrill Lynch. Mr. Timberlake holds a Bachelor of Arts in Economics and Political Science from Columbia College of Columbia University.

Michael Olander Jr., Director

Michael Olander Jr. has served on our Board of Directors since December 2014. Since its inception in 2005, Mr. Olander has served as CEO, in addition to being the sole member and manager, of MDO Holdings, LLC, a diversified holding company that operates three core subsidiaries: MDO2 Fitness, LLC owns and operates 28 health clubs under the names O2 Fitness and East Shore Athletic Clubs; MOREI, LLC and its affiliates own in excess of 250,000 square feet of commercial real estate; and MDO Ventures JS, LLC is an investment company with over a dozen companies currently funded. Mr. Olander sits on the board of five companies funded by MDO Ventures and serves as an advisor to two more. He earned his Bachelor of Arts in Business Administration from the College of Charleston in 2004.

Richard Pulido, Senior Vice President, Lending and Risk Management

Richard Pulido has served as our Senior Vice President, Lending and Risk Management since December of 2016. Prior to joining the Company, he had a 27 year career with Prudential Financial in commercial real estate investment spanning asset management, development, portfolio management and capital markets assignments. Mr. Pulido’s last assignment was building a Secondary Market unit to address demand for floating rate mortgage product. Starting the group in 2013, he built an approximately $1 billion book by December 2015. Between 1996 and 2012, Mr. Pulido was in the Debt Asset Management team, including 12 years as National Head of Special Servicing. Mr. Pulido successfully led the team through the credit cycle, at one point tripling head count and office count to properly address portfolio issues. During this period, he also expanded the group’s scope beyond life company assets to include CMBS, Agency and third-party accounts. Concurrent with his special servicing responsibilities, for several years Mr. Pulido also led the Portfolio Management team responsible for quality rating and valuing the commercial mortgage portfolio. Additional achievements included implementing the engagement of an offshore vendor to provide supporting analytical work and defending the proprietary credit rating model to regulators, auditors and rating agencies. Mr. Pulido had previous assignments in equity asset management and development in Los Angeles and Chicago, where he began his Prudential career. Prior to his real estate career, Mr. Pulido was a Systems Engineer with Northrop Corp. in California. Mr. Pulido received his MBA from The University of Chicago Booth School of Business in 1988 and his BS in System Science and Mathematics from the University of California, Los Angeles in 1983.

Chris Schmitt, Vice President of Software

Chris Schmitt has served as our Vice President of Software since February of 2014, previously serving as our lead developer on a contract basis. Prior to joining the Company, he served as Senior Program Manager for Bandwidth.com beginning in January 2012, where he lead multiple teams in efforts to coordinate the release of products, created and implemented a new Beta program to improve product quality, and worked with senior management to define tasks and priorities for his teams. Mr. Schmitt served as the IT Manager of Bandwidth.com from September 2011 to January 2012, and in this role he managed a group of five developers on day-to-day operations of building and maintaining the website and back office and launch night of republic wireless including a massive scaling effort on Amazon’s EC2 services to handle peak web traffic. As Senior Developer for Bandwidth.com from October 2010 to September 2011, Mr. Schmitt’s responsibilities included organizing and acting as the team lead for the Broadband division. Also in this role, he took the division from an excel-based back office to an online back office through multiple integration, rebuilt the online customer portal with many enhanced features and reconstructed the back end to make it more scalable to meet future demand, and built a distributed ping-based product leveraging Amazon EC2 services from multiple regions to compete with other industry participants. Mr. Schmitt served as Senior Database Administrator for Credit Suisse from August 2009 to October 2010, where he acted as a primary database administrator for over 100 servers and worked with support groups to help improve communication and processes. Mr. Schmitt also operated his own consulting firm, TreadPath Software, LLC, from August 2007 to October 2010. Mr. Schmitt received a BA in Computer Information Systems from Roger Williams University in 1997.

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Richard (“Rick”) Tuley Jr., Director (Independent)

Richard (“Rick”) Tuley Jr. has served on our Board of Directors since December 2014. Mr. Tuley is an experienced real estate entrepreneur and business operator. He currently serves as the managing broker of Richard Tuley Realty, Inc., a real estate brokerage firm specializing in residential and commercial investment sales and property management which was founded in 1982. Mr. Tuley has been a licensed broker since 1992 and assumed full firm management in 2009. In addition, Mr. Tuley serves as President of Destiny Development Corporation, a Georgia-based general contracting firm founded in 2001. Destiny specializes in upscale custom and speculative residential construction and remodeling. Mr. Tuley is responsible for firm strategy, securing mortgage capital and making investment decisions. He is a third-generation home builder, whose father founded two home building companies in Atlanta, Georgia. Mr. Tuley has over 25 years of experience in new home construction, lot and land development for multiple Fortune 500 companies, retail development, residential redevelopment, property management and long-term investing. Mr. Tuley is also an angel investor. He previously worked for the real estate team within Ernst & Young’s entrepreneurial services group. He was also a senior associate in Leveraged Finance and the Financial Sponsors Coverage groups at UBS and a principal with Katalyst Venture Partners in New York. Between real estate and Wall Street, Mr. Tuley has been involved in well over $1 billion in transactions during his career. Mr. Tuley earned his undergraduate degree from Georgia Tech in 1992 and his MBA from Harvard Business School in 1999. Mr. Tuley qualifies as an independent director under the NASAA Statement of Policy Regarding Corporate Securities Definitions (collectively with Mr. Boehm, the “Independent Directors”).

Involvement in Certain Legal Proceedings

We are not a party to any litigation, other than judicial foreclosure proceedings as part of our normal course of business.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Our Management

The chart below includes the aggregate annual remuneration for the fiscal year ended December 31, 2019 of each of our current executive officers.

Name	Capacities in which remuneration was received during 2019	Cash Compensation ($)	Other compensation ($)	Total compensation ($)
Brian Dally	President and Chief Executive Officer	$166,605	—	$166,605
Nick Bhargava	Executive Vice President, Legal and Regulatory	$100,000	—	$100,000

As of the date of this Offering Circular, the Company has not compensated its outside directors for their service on our Board of Directors. Notwithstanding the foregoing sentence, Bruce Boehm and Richard Tuley, Jr. were each granted options to purchase 8,000 shares of Groundfloor Finance common stock as compensation for their service on the Board of Directors during 2015. If exercised, such options will not represent five or more percent of any class of securities. The option grants to Bruce Boehm and Richard Tuley, Jr. solely serve as service compensation and is customary for companies in our industry in order to attract and retain qualified directors. In the future, we may implement an outside director compensation program that includes grants of cash and/or equity-based awards.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The table below sets forth information as of December 31, 2019 with respect to ownership of our common stock (on the basis of total shares outstanding as well as with respect to shares deemed to be beneficially owned, including shares issuable upon exercise of outstanding stock options and upon conversion of outstanding preferred stock) and of our preferred stock (on the basis of each individual series as well as total shares outstanding) by (i) each of our executive officers for fiscal year 2019 who beneficially owns 10% or more of the outstanding shares of any class of capital stock, (ii) each person or entity who beneficially owns 10% or more of the outstanding shares of each class (or series within a class) of capital stock, and (iii) all of our current directors and executive officers as a group. Except as otherwise noted, the mailing address for each shareholder is c/o Groundfloor Finance Inc., 600 Peachtree Street, Suite 810, Atlanta, GA 30308. All of the outstanding stock options have been issued pursuant to the Groundfloor Finance Inc. 2013 Stock Option Plan (the “2013 Plan”). Except for options granted pursuant to this stock option plan and the preemptive rights under the Investors’ Rights Agreement (as defined below), no options, warrants or other rights to purchase our securities are held by any person.

	Common Stock						Preferred Stock
Name and Address of Beneficial Owner	Outstanding Shares		% of Class(1)	Total Beneficially Owned Shares(2)		% of Class(3)	Shares of Series Seed(4)		% of Series Seed(5)	Shares of Series A(4)		% of Series(6)	Preferred Outstanding	% of Class
Brian Dally	550,000	(7)	48.6%	550,000		17.9%	—		—	—		—	—	—
Nick Bhargava	450,000	(8)	39.7%	450,000		14.6%	—		—	—		—	—	—
Sergei Kouzmine(9)	—		—	635,277		20.7%	—		—	635,277		85.0%	635,277	48.3%
Michael Olander(10)	—		—	113,345	(11)	3.7%	90,384	(12)	15.9%	14,961		2.0%	105,345	8.0%
Directors and Executive Officers as a Group (6 persons)	1,000,000		57.7%	1,814,500	(13)	59.1%	129,738	(14)	22.8%	660,762	(15)	88.4%	790,500	60.1%

* Represents less than 1%.

(1)	Based upon 1,732,585 shares of common stock outstanding on December 31, 2019.

(2)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who resides in the home of such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days of December 31, 2019 under outstanding stock options or convertible shares of preferred stock.

(3)	Based upon 1,732,585 shares of common stock outstanding on December 31, 2019 in addition to 790,500 shares beneficially owned by our directors and officers, including 24,000 shares subject to options exercisable within 60 days of December 31, 2019 and 776,270 convertible shares of preferred stock deemed outstanding for the purposes of this calculation.

(4)	Pursuant to our Third Amended and Restated Articles of Incorporation, shares of Series Seed and Series A Preferred Stock are convertible into common stock at the option of the holder, currently on a one-to-one basis (subject to adjustment pursuant to weighted average price protection anti-dilution provisions set forth in the Certificate). Pursuant to the Investors’ Rights Agreement, each Series Seed Investor and Series A Investor (each as defined below) has a right of first refusal to purchase such holder’s pro rata share of any equity securities, or rights, options or warrants to purchase such equity securities, or securities convertible or exchangeable into such equity securities, offered by the Company in the future subject to certain customary exceptions.

(5)	Based upon 568,796 shares of Series Seed Preferred Stock outstanding on December 31, 2019.

(6)	Based upon 747,373 shares of Series A Preferred Stock outstanding on December 31, 2019.

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(7)	Mr. Dally was granted 550,000 “founder” shares of common stock on August 6, 2013. On August 30, 2013, Mr. Dally entered into a Stock Repurchase Agreement and subjected his 550,000 shares of common stock to restrictions on transfer and an option to purchase in favor of the Company. As of December 31, 2019, Mr. Dally’s shares of common stock are fully vested and no longer subject to the restrictions or option under the Stock Repurchase Agreement.

(8)	Mr. Bhargava was granted 450,000 “founder” shares of common stock on August 6, 2013. On August 30, 2013, Mr. Bhargava entered into a Stock Repurchase Agreement and subjected his 450,000 shares of common stock to restrictions on transfer and an option to purchase in favor of the Company. As of December 31, 2019, Mr. Bhargava’s share of common stock are fully vested and no longer subject to the restrictions or option under the Stock Repurchase Agreement.

(9)	Includes shares held by FinTech Ventures Fund, LLLP (“FinTech Ventures”), for which Mr. Kouzmine holds voting and dispositive power through FinTech Ventures’ general partner, qWave Capital LLC. The address for FinTech Ventures is 3445 Stratford Road, Suite 3902, Atlanta, Georgia 30326.

(10)	Includes shares held by MDO Ventures JS LLC (“MDO Ventures”), for which Mr. Olander holds voting and dispositive power. The address for MDO Ventures is 135 E. Martin Street, Suite 201, Raleigh, North Carolina 27601.

(11)	Includes 8,000 shares subject to options exercisable within 60 days of December 31, 2019.

(12)	The average price paid by MDO Ventures per share of Series Seed Preferred Stock was $4.51.

(13)	Includes 24,000 shares subject to options exercisable within 60 days of December 31, 2019.

(14)	In addition to the shares beneficially owned by Mr. Olander, includes 28,691 shares held by Mr. Boehm’s spouse, who has sole voting and investment power with respect to such shares, and 10,663 shares held by Richard Tuley Realty, Inc., for which Mr. Tuley holds voting and dispositive power. The address for Richard Tuley Realty, Inc. is 3745 Cherokee St. NW, Suite 605, Kennesaw, Georgia 30144.

(15)	In addition to the shares beneficially owned by Messrs. Olander and Kouzmine, includes 6,773 shares held by Mr. Boehm’s spouse, who has sole voting and investment power with respect to such shares, and 3,751 shares held by Richard Tuley Realty, Inc., for which Mr. Tuley holds voting and dispositive power.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

General Note Regarding Certain Transactions

We note that we have determined that the terms of certain transactions discussed below were as favorable to us as those generally available from unaffiliated third parties; however, we lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out. We have pre-existing, substantive relationships with numerous sophisticated private investors across the Southeast, and particularly in the Atlanta, Georgia and the Raleigh-Durham, North Carolina areas. We marketed the potential terms for transactions described below with such private investors and confirmed that transactions with unaffiliated third parties were not available on terms as favorable to us as the terms of the financings it entered into (as described below). Further, the Series Seed Financing and the Series A Financing were each led by private investors affiliated with Messrs. Olander and Kouzmine, respectively, each of whom are seasoned investors who were not affiliated with us prior to the applicable financing.

Below is a description of transactions between Groundfloor Finance and its management and other affiliates.

Series Seed Financing

Certain affiliates and family members of members of the Groundfloor Finance Board participated in the Series Seed Initial Closing (before appointment to our Board) and Subsequent Closings of the Series Seed Financing (each as defined below). The table below includes the amount of such participation for each such purchaser:

Director or Affiliate	Aggregate Shares of Series Seed Stock	Initial Closing Purchase Amount	Subsequent Closings Purchase Amount	Conversion of Outstanding Convertible Promissory Note	Total Purchase Price
MDO Ventures JS LLC(1)	90,384	$150,000	$50,000	$208,044.44	$408,044.44
Nancy Luberoff(2)	28,691	$30,000	$30,000	$68,037.78	$128,047.78

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.

(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.

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The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors at the time of the Series Seed Initial Closing to approve the transaction. The Subsequent Closings were approved by the Groundfloor Finance Board, including all of the disinterested independent directors.

Bridge Note Financing

During November 2015, Groundfloor Finance entered into promissory notes (the “2015 Bridge Notes”) with investors for total proceeds of $250,000 (the “2015 Bridge Financing”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4,250,000. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for shares of Series A Preferred Stock in connection with the Series A Initial Closing (as defined below). Certain affiliates and family members of members of the Board purchased notes in the offering. The table below includes the note principal amount for each such purchaser:

Director or Affiliate	Note Principal Amount
MDO Ventures JS LLC(1)	$25,000
Nancy Luberoff(2)	$25,000
Richard Tuley Realty, Inc.(3)	$25,000

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.

(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.

(3)	Richard Tuley Realty, Inc. is an affiliate of Mr. Tuley, a member of our Board.

The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out.

Series A Financing

On November 24, 2015 (the “Series A Initial Closing”), Groundfloor Finance issued an aggregate of 708,110 shares of our Series A Preferred Stock for aggregate consideration of approximately $4,737,298 pursuant to that certain Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”), dated November 24, 2015 among the Company and the investors named therein (the “Series A Investors”). Pursuant to the Series A Purchase Agreement, Groundfloor Finance issued and sold an additional 39,263 shares of Series A Preferred Stock in subsequent closings through December 4, 2015 (collectively, the “Series A Subsequent Closings” and together with the Series A Initial Closing, the “Series A Financing”).

Certain affiliates and family members of members of the Groundfloor Finance Board participated in the Series A Financing by accepting shares of Series A Preferred Stock as consideration for the cancellation of the outstanding principal and payment of accrued interest under the 2015 Bridge Notes. The table below includes the shares of Series A Preferred Stock for each such purchaser:

Director or Affiliate	Aggregate Shares of Series A Preferred Stock	Cancellation of Bridge Note Principal	Payment of Accrued Bridge Note Interest	Total Purchase Price
MDO Ventures JS LLC(1)	3,750	$25,000	$90.41	$25,090.41
Nancy Luberoff(2)	3,754	$25,000	$115.07	$25,115.07
Richard Tuley Realty, Inc.(3)	3,751	$25,000	$98.63	$25,099.63

(1)	MDO Ventures JS LLC is an affiliate of Mr. Olander, a member of our Board.

(2)	Mrs. Luberoff is the wife of Mr. Boehm, a member of our Board.

(3)	Richard Tuley Realty, Inc. is an affiliate of Mr. Tuley, a member of our Board.

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The terms of the transaction were as favorable to Groundfloor as those generally available from unaffiliated third parties. Groundfloor lacked sufficient disinterested independent directors to approve the transaction at the time it was carried out.

In connection with the Series A Financing, Groundfloor Finance entered into an Amended and Restated Investors’ Rights Agreement (as amended and restated, the “Series A Investors’ Rights Agreement”) and a Voting Agreement with the holders of our preferred stock and a Right of First Refusal and Co-sale Agreement with the Series A Investors.

The Series A Investors’ Rights Agreement, among other things: (i) grants Groundfloor preferred stockholders specified registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of the shares of preferred stock held by them; (ii) obligates Groundfloor to deliver periodic financial statements to certain of the stockholders who are parties to the Series A Investors’ Rights Agreement; and (iii) grants a preemptive right with respect to the holder’s pro rata share of any equity securities, or rights, options or warrants to purchase such equity securities, or securities convertible or exchangeable into such equity securities, offered by Groundfloor in the future subject to certain customary exceptions, to the stockholders who are parties to the Series A Investors’ Rights Agreement.

The Voting Agreement, among other things, provides for the voting of shares with respect to the size and constituency of our Board of Directors. Pursuant to the Voting Agreement, Mr. Kouzmine was designated to serve as the designee of FinTech Ventures and Mr. Olander was designated to continue serve on our Board as the designee of Mr. Olander, MDO Ventures JS LLC, and their affiliates. The holders of a majority of Series B Stock, Groundfloor common stock and Messrs. Dally and Bhargava have the right to designate the third and fourth members of the Board of Directors, respectively, which continue to be Messrs. Dally and Bhargava. The final two members of the Board of Directors shall be individuals chosen by the remaining members of the Board as independent directors, which continue to be Messrs. Boehm and Tuley.

The Right of First Refusal and Co-sale Agreement, among other things, grants the Series A Investors rights of first refusal and co-sale with respect to proposed transfers of Groundfloor securities by specified stockholders and grants Groundfloor rights of first refusal with respect to proposed transfers of Groundfloor securities by specified stockholders.

Pursuant to Article VII Section 4 of the Groundfloor Finance Bylaws, a shareholder who desires to transfer Groundfloor shares must first make a written offer to Groundfloor to purchase the shares at the same price per share and upon the same terms and conditions offered by a bona fide prospective purchaser of such shares. In connection with the Initial A Closing, Groundfloor also entered into a letter agreement with the Series A Investors to waive this right of first refusal in favor of Groundfloor for future transfers by the Series A Investors.

ISB Note

On January 11, 2017, we entered into a promissory note and security agreement (as amended, the “ISB Note”) in favor of ISB Development Corp., an affiliate of Mr. Kouzmine (“ISB”), for a principal sum of $1,000,000. We paid to ISB an origination fee of $10,000 concurrently with the funding by ISB of the principal of the ISB Note. We subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5,000 amendment fee, a second amendment increasing the principal amount outstanding to $2,000,000, and a third amendment further extending the repayment schedule among other terms described below in return for a $10,000 amendment fee.

The ISB Note incurred interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note repayment terms were as follows: (i) $250,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2017, (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019, (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019, (iv) $250,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2019. As of the date hereof, the principal sum has been repaid in full.

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In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock. The exercise price of the warrants issued by ISB in connection with the third amendment to the ISB Note is $2.40.

We entered into the ISB Note for the purpose of using the proceeds for our loan advance program (see “Description of the Company’s Business—How the Groundfloor Platform Operates—Loan Advances” above), but may use the proceeds for other purposes in our sole discretion.

The terms of the transaction were unanimously approved by our disinterested independent directors (in addition to the remaining members of the board).

Purchase of LROs by Related Parties

Our executive officers, directors and 10% stockholders have purchased LROs and, prior to September 2015, Georgia Notes, from time to time in the past. Such purchases have not exceeded 50% of a single series of LROs or Georgia Notes, as applicable, for any individual executive officer, director, or 10% stockholder and the Board of Directors has approved a policy that future investments in LROs by such parties shall not exceed $50,000 in a single series of LROs, whether issued by us or one of our affiliates. Their right to receive LRO Payments and other obligations are the same as all holders of the same series of LROs. These purchases count towards the Purchase Amount required to fully subscribe a given series of LROs. However, these purchases are made for the personal investment accounts of these individuals and not for resale, and are not directed by us or any of the Promoters, nor are the purchases made for purposes of ensuring the offering is fully subscribed. Their right to receive LRO Payments and other obligations are the same as all holders of the same series of LROs.

SECURITIES BEING OFFERED

Series B Stock

Following is a summary of the terms of the Series B Stock which will be offered. The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Groundfloor’s Third Amended and Restated Articles of Incorporation (as amended, restated or otherwise modified from time to time, the “Articles of Incorporation”) and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Groundfloor’s capital stock, you should refer to the Articles of Incorporation and bylaws and to the applicable provisions of Georgia law.

The Company is authorized to issue up to 8,000,000 shares of capital stock, of which (i) 6,000,000 shares are Common Stock with no par value per share; and (ii) 2,000,000 shares are Preferred Stock with no par value per share.

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General. We may offer Series B Stock convertible into Common Stock at a ratio of 1:1, with a total value of up to $9,999,993.58 on a continuous basis, under this offering circular. We will not issue more than $9,999,993.58 of securities pursuant to this offering circular in any 12-month period.

The Series B Stock is priced at $18.23 per share, as determined in our sole discretion, and is subject to the Series B Stock Investors’ Rights Agreement.

Series B Stock Investors’ Rights Agreement. When you purchase Series B Stock, you are required to agree to the terms of the Series B Stock Investors’ Rights Agreement. Among other things, the Series B Stock Investors’ Rights Agreement provides that if the Company’s Board of Directors, employees and officers who hold Series B Stock, Series A stockholders, Common Stock, and all other classes of shares (the “Requisite Shareholders”) provided for in the Company’s Third Amended and Restated Articles of Incorporation, as amended or restated (the “Articles of Incorporation”), approve any act or transaction described in Section 3.4 of the Articles of Incorporation, you agree to take all necessary and desirable actions to facilitate such act or transaction. If the Requisite Shareholders approve a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets or debt or equity financing of the Company, you agree to vote all shares of Series B Stock (or all of your shares of Common Stock if you have chosen to convert your Series B Stock), held by you in favor of such transaction, and agree to waive and refrain from exercising any dissenters, appraisal or similar rights. If you fail to vote your Series B Stock in accordance with the terms of the Series B Stock Investors’ Rights Agreement, you will appoint the Chief Executive Officer, President or Secretary of the Company as your proxy to vote your shares of Series B Stock accordingly. As a result, the Series B Stock Investors’ Rights Agreement may limit your ability to vote on or influence certain corporate decisions, including the approval of significant corporate transactions, such as a merger or other sale of the Company or our assets.

In addition to the rights provided under Georgia law, certain rights and obligations of the common stock are set forth in the Articles of Incorporation and bylaws. In addition to any approval requirements of Georgia law, an amendment of our Articles of Incorporation or bylaws may also require the approval of the holders of a majority of the then outstanding shares of our preferred stock pursuant to the protective provisions set forth in the Company’s Articles of Incorporation.

Voting rights. The holders of the Groundfloor Series B Stock are entitled to one vote for each share of Common Stock into which each share of Groundfloor Preferred Stock can then be converted, and with respect to such vote, the holders of the Groundfloor Preferred Stock will have equal voting rights and powers to that of holders of the Common Stock. Subject to the terms and conditions of the Series B Stock Investors’ Rights Agreement, the holders of the Series B Stock are entitled to one vote for each share of Series B Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that except as otherwise required by law, the holders of Series B Stock are not entitled to vote on any amendment to the Articles of Incorporation that relate solely to the terms of any series of Groundfloor Series A Preferred Stock or Series Seed Preferred Stock if such affected holders are entitled to vote on such amendment pursuant to the Articles of Incorporation or the Georgia Business Corporation Code. The Series B Stock is not subject to cumulative voting. Series B Stock will vote together with Common Stock and not as a separate class except as otherwise required by law. Pursuant to the Articles of Incorporation, Groundfloor shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B Stock then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B Stock in a way that adversely affects the Series B Stock, (ii) change the authorized number of shares of Series B Stock, (iii) create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B Stock, (iv) redeem or repurchase any common stock or preferred stock (other than pursuant to employee or consultant agreements); (v) declare or pay any dividend; (vi) change the number of directors on the Board; or (vii) liquidate or dissolve the Company.

Dividends, distributions and stock splits. Holders of the Series B Stock, on a pro rata and pari passu basis with holders of our Series A Preferred Stock are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders of Series B Stock may only receive such shares or rights to acquire such shares from the Series B Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in the Articles of Incorporation), the holders of Series B Stock are entitled to receive, prior to and in preference to the holders of Series A Preferred Stock, Series Seed Stock and Common Stock, an amount per share equal to the Series B Original Issue Price of $18.23, plus any dividends declared but unpaid thereon.

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Fully paid. All the shares of Series B Stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Mandatory Conversion. All shares of Series B Stock will automatically be converted into Common Stock at the then applicable conversion rate in the event of the closing of a firm commitment underwritten public offering with net proceeds to the Company of not less than $20,000,000, or upon the written consent of the holders of a majority of the Series B Stock.

Conversion rights. Holders of the Series B Stock may convert their shares to Common Stock on a one to one basis.

Redemption rights. Holders of the Series B Stock do not have any redemption rights.

Registration rights. Certain holders of the Series B Stock have no preemptive or other rights to subscribe for any of the Company’s securities.

Other rights. Certain holders of the Series B Stock have other rights such as information rights and preemptive rights pursuant to that certain Investors’ Rights Agreement between the Company and the stockholders named therein.

Transfer restrictions. Series B Stock purchased in this offering is transferable with the consent of the Company after this offering, subject to a transferee agreeing to be bound by the terms of the Series B Stock Investors’ Rights Agreement and the IPO Lock-Up requirements set forth in the Subscription Agreement. Purchasers of Series B Stock in a secondary transaction will also be subject to the terms of the Series B Stock Investors’ Rights Agreement and the Subscription Agreement.

Inspection Rights. Section 14-2-1602 of the Georgia Business Corporations Code allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of the Series B Stock agree to waive the inspection rights set forth in Section 14-2-1602 of the Georgia Business Corporations Code. However, as a company subject to the reporting requirements under Regulation A, the Company must publicly file certain annual, semi-annual and current reports, which will include audited financials and management’s discussion and analysis of financial condition and results of operations.

Groundfloor Series A Preferred Stock and Series Seed Preferred Stock

As of December 31, 2019, 568,796 shares of Series Seed Preferred Stock and 747,373 shares of Series A Preferred Stock were issued and outstanding.

Voting rights. The holders of the Groundfloor Preferred Stock are entitled to one vote for each share of Common Stock into which each share of Groundfloor Preferred Stock can then be converted, and with respect to such vote, the holders of the Groundfloor Preferred Stock will have equal voting rights and powers to that of holders of the Common Stock.

Dividends, distributions and stock splits. Holders of the (i) Groundfloor Series A Preferred Stock and Series B Stock, on a pari passu and pro rata basis and; (ii) the Series Seed Preferred Stock, after the Series A Preferred Stock and Series B Preferred Stock have received dividends declared by the Company's board, are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in the Articles of Incorporation), the holders of the: (A) Groundfloor Series A Preferred Stock are entitled to receive, prior to and in preference to the holders of Common Stock and Series Seed Stock, an amount per share equal to the greater of (i) the Series A Original Issue Price of $6.69 per share, plus any declared but unpaid dividends on such share of Groundfloor Series A Preferred Stock; and (ii) such amount per share payable if all shares of Groundfloor Series A Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event; and (B) Groundfloor Series Seed Preferred Stock are entitled to receive, prior to and in preference to the holders of Common Stock, an amount per share equal to the greater of (i) the Series Seed Original Issue Price of $5.205 per share, plus any declared but unpaid dividends on such share of Groundfloor Series Seed Preferred Stock; and (ii) such amount per share payable if all shares of Groundfloor Series Seed Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event.

Conversion rights. Holders of the Groundfloor Series A Preferred Stock and Series Seed Preferred Stock may convert each share of preferred stock into such number of fully paid and nonassessable shares of Common Stock, determined by dividing the applicable Series A Original Issue Price or the Series Seed Original Issue Price for such shares of Groundfloor Series A Preferred Stock and Series Seed Preferred Stock by the applicable Series A Conversion Price or Series Seed Conversion Price, as adjusted for certain anti-dilution protections.

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Redemption rights. Holders of the Groundfloor Series A Preferred Stock and Series Seed Preferred Stock do not have any redemption rights.

Registration rights. Holders of the Groundfloor Series A Preferred Stock and Series Seed Preferred Stock have no preemptive or other rights to subscribe for any of the Company’s securities.

Other rights. Holders of the Groundfloor Series A Preferred Stock and Series Seed Preferred Stock have other rights such as demand, piggyback and S-3 registration rights, information rights and preemptive rights pursuant to that certain Amended and Restated Investors’ Rights Agreement, dated November 24,2015 between the Company and the stockholders named therein.

Form and Custody. Groundfloor Series A Preferred Stock and Series Seed Preferred Stock will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The Groundfloor Series A Preferred Stock and Series Seed Preferred Stock is stored by the Company in accordance with its custodial arrangements in place for LROs issued to institutional and accredited investors and will remain in the Company’s custody for ease of administration. Except during periodic system maintenance, investors may view their Groundfloor Series A Preferred Stock or Series Seed Preferred Stock through their online dashboard.

Governing Law. Groundfloor Series A Preferred Stock and Series Seed Preferred Stock is governed and construed in accordance with the laws of the State of Georgia.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Groundfloor Series A Preferred Stock and Series Seed Preferred Stock.

Common Stock

As of December 31, 2019, 1,732,585 shares of Common Stock were issued and outstanding.

Voting rights. Subject to the terms and conditions of the Common Stock Voting Agreement, the holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that except as otherwise required by law, the holders of Common Stock are not entitled to vote on any amendment to the Articles of Incorporation that relate solely to the terms of any series of Groundfloor Preferred Stock if such affected holders are entitled to vote on such amendment pursuant to the Articles of Incorporation or the Georgia Business Corporation Code. The Common Stock is not subject to cumulative voting.

Dividends, distributions and stock splits. Holders of the Common Stock, on a pari passu basis with holders of our preferred stock, are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. In the event that such dividends are paid in the form of shares of common stock or rights to acquire common stock, the holders of Common Stock may only receive such shares or rights to acquire such shares from the Common Stock.

Liquidation. In the event of any (i) sale of all or substantially all of the Company’s assets, (ii) the Company’s merger or consolidation with or into another entity (unless it is a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of our capital stock or the capital stock of the surviving or acquiring entity), (iii) closing of the transfer of our securities to a person or group of affiliated persons (other than an underwriter of our securities) if after such closing such person or group of affiliated persons would hold 50% or more of our outstanding voting stock (or of the surviving or acquiring entity), or (iv) dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary ((i) through (iv) each being a “Liquidation Event”), after payment of our debts and other liabilities and making provisions for any holders of Groundfloor Preferred Stock who have a liquidation preference, the Company’s remaining assets will be distributed ratably among the holders of Common Stock.

Fully paid. All the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Conversion rights. Holders of the Common Stock do not have any conversion rights.

Redemption rights. Holders of the Common Stock do not have any redemption rights.

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Registration rights. Holders of the Common Stock have no preemptive or other rights to subscribe for any of the Company’s securities.

Transfer restrictions. Common Stock is freely transferable, subject to a transferee agreeing to be bound by the terms of the Common Stock Voting Agreement and the IPO Lock-Up requirements set forth in the Subscription Agreement.

Inspection Rights. Section 14-2-1602 of the Georgia Business Corporations Code allows a stockholder of a company to inspect for any proper purpose, a company’s stock ledger, list of stockholders, and other books and records and the books and records of a company’s subsidiary in certain circumstances. Holders of the Common Stock agree to waive the inspection rights set forth in Section 14-2-1602 of the Georgia Business Corporations Code. However, as a company subject to the reporting requirements under Regulation A, the Company must publicly file certain annual, semi-annual and current reports, which will include audited financials and management’s discussion and analysis of financial condition and results of operations.

PLAN OF DISTRIBUTION

Subscribing for Series B Stock

The Company is offering a minimum of 68,569 and up to 548,546 shares of Series B Stock, as described in this Offering Circular. The Company has engaged SI Securities, LLC as its lead placement agent and managing broker-dealer to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. There is no public market for the shares of Series B Stock or the shares of Common Stock into which the Series B Stock is convertible.

Prospective investors may purchase Series B Stock through SI Securities, LLC’s Online Platform at www.seedinvest.com. This Offering Circular will be furnished to prospective investors via electronic PDF format before or at the time of all written offers and will be available for viewing and download on the Groundfloor website, the SI Securities, LLC website and on the SEC’s website at www.sec.gov.

In order to subscribe to purchase Series B Stock, a prospective investor must electronically complete, sign and deliver to us both an executed subscription agreement and the Investors’ Rights Agreement and provide funds for its subscription amount in accordance with the instructions provided therein.

All subscribers purchasing Series B Stock through SI Securities, LLC’s Online Platform at www.seedinvest.com will be instructed to transfer funds by wire, debit or ACH transfer to the Escrow Account at Bryn Mawr. Tendered funds will remain in escrow until both the Minimum Offering Amount has been reached and a closing has occurred. However, in the event the Company has terminated the offering, any money tendered by potential investors will be promptly returned by Bryn Mawr. The Company may terminate the offering at any time for any reason at its sole discretion. Acceptance by Bryn Mawr of investor funds into the Escrow Account does not necessarily result in such investors receiving shares of Series B Stock and as a result, escrowed investor funds may be returned to such investors. After the Commission has qualified the offering circular, the Company will accept tenders of funds to purchase the Series B Stock. The Company will undertake closings at least once a month on the first day of each month once the Minimum Offering Amount is sold and, as a result, investors may receive shares of Series B Stock on varying dates. The funds tendered by potential investors will be held by Bryn Mawr, and will be transferred to the Company upon each closing, which is defined as the date the Company accepts funds transferred from Bryn Mawr to the Company. Upon each closing, funds tendered by investors will be made available to the Company by Bryn Mawr for the Company’s use.

In the event that the Company terminates the offering described in this offering circular while investor funds are held in the Escrow Account, such investor funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Securities Exchange Act.

Commissions and Discounts

The following table shows the total discounts and commissions payable in connection with this offering assuming we raise the maximum amount of offering proceeds:

Public offering price	$18.23
Placement Agent commissions	$799,999.49	(1)
Proceeds, before expenses, to us	$9,199,994.09

(1)	SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. With respect to any sales of Series B Stock made through the Online Platform, SI Securities, LLC will charge you a non- refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. In the event that SI Securities, LLC is no longer serving as lead placement agent for the offering, investors are able to make investments directly with the Company outside of the Online Platform; no such fee will be payable to SI Securities, LLC in connection with any such direct investments.

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Other Terms

Except as set forth above, Groundfloor is not under any contractual obligation to engage SI Securities, LLC to provide any services to Groundfloor after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce Groundfloor to potential target businesses or assist Groundfloor in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to Groundfloor after this offering, Groundfloor may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. With respect to any sales of Series B Stock made through the Online Platform, SI Securities, LLC will charge you a non- refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. In the event SI Securities, LLC is no longer serving as lead placement agent for the offering, investors are able to make investments directly with the Company outside of the Online Platform; no such fee will be payable to SI Securities, LLC, in connection with any such direct investment.

Use of the Groundfloor Platform

In the event SI Securities, LLC is no longer serving as lead placement agent for the offering, the Series B Stock will be offered on the Groundfloor Platform for investors who wish to make investments directly with the Company. Prospective investors in the Series B Stock using the Groundfloor Platform will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

For any investments made through the Groundfloor Platform, the following features are available to purchasers of Series B Stock:

•	Available Online Directly from us. You can purchase Series B Stock directly from us through the Groundfloor Platform.

•	Flexible, Secure Payment Options. You may purchase Series B Stock with funds electronically withdrawn from your checking account, from your Groundfloor Account, or by credit card.

•	Manage Your Portfolio Online. You can view your investments, returns and transaction history online, as well as receive tax information and other portfolio reports.

Loan Servicing

The Groundfloor Platform is accessible by customers through online account servicing. Groundfloor manages investor servicing in-house and handles payments to and from the Borrower.

Heavy transaction volume into and out of the various accounts it maintains could increase the risk of bookkeeping and recordkeeping errors. Because payments flow through various financial intermediaries, there is an auditable trail of money movement, and, in the case of a bookkeeping error, we believe Groundfloor Finance will be able to recreate transaction histories in order to correct the error. Groundfloor Finance maintains a sub-ledger with respect to each of our accounts that records all movements of funds into and out of each account, which is periodically reconciled with records of bank transaction history, as well as records on the Groundfloor Platform. Groundfloor performs nightly backups of its entire system.

Establishing an Account

The first step to being able to purchase Series B Stock on the Groundfloor Platform is for you to set up an account (a “Series B Stock Account”). In order to set up a Series B Stock Account, you need to do the following:

•	If you are a natural person, you must be at least 18 years of age and a U.S. resident. You must provide your name, address, email address and social security number. You may establish a separate account to make investments from a self-directed IRA or 401(k) account.

•	If you are an entity, you must provide the entity, its address, and the name and email address of a contact person and the taxpayer identification number.

•	In either case, you must agree to the Groundfloor Platform terms of service (the “Terms of Service”), including consent to receipt of disclosures electronically, and the Groundfloor Platform privacy policy (the “Privacy Policy”).

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You must also agree to the rules, limitations, processes and procedures for purchasing Series B Stock through the Groundfloor Platform. These provisions are collectively contained in the Subscription Agreement and the terms and conditions attached thereto (the “Terms and Conditions”), the Terms of Service and the Privacy Policy. (We refer to the Subscription Agreement, including its Terms and Conditions, the Terms of Service, Privacy Statement and any Note Purchase Agreement you may enter into as the “Investment Documents.”) We advise each investor to read all of the applicable Investment Documents before purchasing any Series B Stock.

In addition, in connection with purchasing Series B Stock, you must represent that you reside in a state where the Series B Stock are registered or qualified, you satisfy applicable investor suitability requirements, and you have received the Offering Circular, which includes a discussion of the risks associated with the investment in the Series B Stock under the “Risk Factors” section.

Groundfloor Platform Operation

Although our platform has been subjected to testing to confirm its functionality and ability to handle numerous purchase orders and prospective investors, we cannot predict the response of our platform to any particular issuance of Series B Stock pursuant to this offering circular. You should be aware that if a large number of investors try to access our platform at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our platform, as well as platform capacity limits or failures may prevent purchase orders from being received on a timely basis by our platform. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders are typically processed on the business day following the order. You may not withdraw the amount of your purchase order, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “Groundfloor Platform—Structure of Investor Accounts and Treatment of Your Balances” for more information.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Series B Stock that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

There is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

•	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and

•	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Structure of Investor Accounts and Treatment of Your Balances

If purchasing Series B Stock through the Groundfloor Platform, you must register on the Groundfloor Platform and create a funding account maintained on the Groundfloor Platform before you can purchase any Series B Stock. This funding account is a non- interest bearing demand deposit pooled account currently established at the FBO Servicer, Wells Fargo, “for the benefit of” all Groundfloor Investors (the “Groundfloor Investor FBO Account”). Currently, Wells Fargo acts as the FBO Servicer for the Groundfloor Investor FBO Account. We may change the identity of the FBO Service Provider where any of the Investor FBO Accounts are maintained at any time without prior notice to investors (we will post the name and address of the institution where we maintain the Investor FBO Accounts on the Groundfloor Platform and notify investors by email in the event the institution where any Investor FBO Account is maintained is changed). Investors have no direct relationship with the FBO Servicer in connection with the Investor FBO Accounts. Groundfloor Finance is the owner of the Groundfloor Investor FBO Account. However, we disclaim any economic interest in the assets in the Investor FBO Account and also provide that each investor disclaims any right, title or interest in the assets of any other investor in the Investor FBO Account.

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The Investor FBO Account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each investor’s balance is protected by FDIC insurance up to the limits established by the FDIC. Other funds that the investor has on deposit with the FBO Servicer, for example, may count against any applicable FDIC insurance limits. While investor funds are commingled with funds from other investors, the funds from each investor are separately accounted for on separate ledgers maintained by us. None of Groundfloor’s corporate funds, or any corporate funds of any of our affiliated companies are ever held or commingled with the assets of investors in the separate Investor FBO Accounts. There are no restrictions on funds held in the funding account, and Groundfloor Finance and its affiliated companies disclaim any economic interest in such funds.

Each investor may transfer funds into its Groundfloor account by authorizing an electronic transfer using the ACH network from the investor’s designated and verified bank account (or other means that may be permitted by the Funds Transfer Agent (as defined below)) to its funding account. Currently, we have contracted with Dwolla, Inc. (the “Funds Transfer Agent”) to be the funds transfer intermediary among investors and the Groundfloor Platform. Groundfloor may change the identity of the Funds Transfer Agent at any time without prior notice to investors. Investors may also fund their funding account or otherwise purchase Series B Stock from their investor account using their credit card.

Each investor can view its cash positions in their funding account, through an “Investor Dashboard” maintained on the Groundfloor Platform. These website features are effectively virtual sub-accounts. These recordkeeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the Investor FBO Account. The Investor Dashboard allows investors to track funds committed to purchase Series B Stock, and to withdraw uncommitted funds from its Groundfloor account.

Funds of an investor stay in the Groundfloor Investor FBO Account indefinitely unless the investor takes steps to transfer free funds out of its funding account.

An investor must transfer funds held in its funding account to its own bank account to utilize the funds in any way other than investment in Series B Stock. Upon request, Groundfloor will cause the Funds Transfer Agent to transfer funds in the Investor FBO Account to an investor’s verified bank account by ACH transfer. An investor may transfer free funds out of its Groundfloor account at any time. This transfer typically takes three to five business days to complete.

Tax Treatment

At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. All tax and accounting questions should be directed towards a certified public accountant.

LEGAL MATTERS

The Company has been advised regarding legal matters concerning this offering by Manatt, Phelps & Phillips, LLP, New York, New York. The Company has received an opinion from Robbins Ross Alloy Belinfante Littlefield LLC, Atlanta, Georgia regarding the validity of the Series B Stock to be offered pursuant to Georgia law.

EXPERTS

Our audited financial statements as of and for the fiscal year ended December 31, 2019 have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements (i) incorporate our audited financial statements as of and for the fiscal year ended December 31, 2018, audited by Hughes Pittman & Gupton, LLP, an independent public accounting firm, as set forth in their report therein; and (ii) are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

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GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2019 and 2018

F-1

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2019 and 2018

F-2

Report of Independent Auditor

To the Board of Directors

Groundfloor Finance, Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Prior Period Consolidated Financial Statements

The consolidated financial statements of the Company as of December 31, 2018 and for the year then ended, were audited by other auditors whose report dated March 21, 2019, expressed an unmodified opinion on those statements.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not earned any significant revenues since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Cherry Bekaert LLP
Atlanta, Georgia
March 16, 2020

Independent Auditors’ Report

The Board of Directors

Groundfloor Finance Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2018 and 2017, and the consolidated results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception. Those conditions raise substantial doubt about its ability to continue as a going concern as of December 31, 2018. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Hughes Pittman & Gupton, LLP
Raleigh, North Carolina
March 21, 2019

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash	$1,699,196	$1,069,392
Loans to developers, net	73,851,996	38,761,717
Interest receivable on loans to developers	2,867,914	1,821,073
Other current assets	937,645	484,391
Total current assets	79,356,751	42,136,573
Property, equipment, software, website, and intangible assets, net	971,607	813,104
Other assets	42,603	63,906
Total assets	$80,370,961	$43,013,583
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$4,602,116	$2,493,158
Accrued interest on limited recourse obligations	2,251,926	1,372,474
Limited recourse obligations, net	53,124,759	31,719,205
Revolving credit facility	10,460,752	5,493,605
Convertible notes, net of discount of $368,526 and $0	3,238,474	1,800,000
Short-term notes payable	8,085,257	2,925,082
Total current liabilities	81,763,284	45,803,524
Other liabilities	136,819	60,765
Total liabilities	81,900,103	45,864,289
Commitments and contingencies (See Note 12)
Stockholders’ equity:
Common stock, no par, 5,000,000 shares authorized, 2,102,720 and 1,732,585 issued and outstanding	10,564,771	6,125,264
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series seed convertible preferred stock, no par, 568,796 shares designated, issued and outstanding (liquidation preference of $2,960,583)	2,609,091	2,609,091
Additional paid-in capital	1,802,895	1,083,572
Accumulated deficit	(21,467,774)	(17,630,508)
Stock subscription receivable	(560)	(560)
Total stockholders’ deficit	(1,529,142)	(2,850,706)
Total liabilities and stockholders’ deficit	$80,370,961	$43,013,583

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2019	2018
Non-interest revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total non-interest revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit

	Series A		Series Seed							Total
	Convertible		Convertible				Additional		Stock	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ deficit as of December 31, 2017	747,373	$4,962,435	568,796	$2,609,091	1,136,406	$56,834	$677,929	$(11,529,853)	$(560)	$(3,224,124)
Shares issued in the 2018 Common Stock Offering, net of offering costs	-	-	-	-	468,764	4,562,634	-	-	-	4,562,634
Shares issued in a private placement	-	-	-	-	125,000	1,500,000	-	-	-	1,500,000
Exercise of stock options	-	-	-	-	2,415	5,796	-	-	-	5,796
Share-based compensation expense and warrants	-	-	-	-	-	-	405,643	-	-	405,643
Net loss	-	-	-	-	-	-	-	(6,100,655)	-	(6,100,655)
Stockholders’ deficit as of December 31, 2018	747,373	$4,962,435	568,796	$2,609,091	1,732,585	$6,125,264	$1,083,572	$(17,630,508)	$(560)	$(2,850,706)
Shares issued in the 2019 Common Stock Offering, net of offering costs	-	-	-	-	214,535	3,073,307	-	-	-	3,073,307
Shares issued upon conversion of convertible notes	-	-	-	-	147,663	1,348,821	-	-	-	1,348,821
Exercise of stock options	-	-	-	-	7,937	17,379	-	-	-	17,379
Share-based compensation expense and warrants	-	-	-	-	-	-	318,545	-	-	318,545
Beneficial conversion feature on sale of convertible notes							400,778			400,778
Net loss	-	-	-	-	-	-	-	(3,837,266)	-	(3,837,266)
Stockholders’ deficit as of December 31, 2019	747,373	$4,962,435	568,796	$2,609,091	2,102,720	$10,564,771	$1,802,895	$(21,467,774)	$(560)	$(1,529,142)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(3,837,266)	$(6,100,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	481,533	375,532
Share-based compensation	401,930	281,143
Noncash interest expense	85,089	73,388
Loss (gain) on sale of real estate owned	-	7,963
Origination of loans held for sale	(13,659,207)	(672,491)
Proceeds from sales of loans held for sale	15,320,281	672,491
Conversion of beneficial interests	-	181,347
Changes in operating assets and liabilities:
Other assets	(133,042)	41,492
Interest receivable on loans to developers	(1,085,699)	(3,161,729)
Accounts payable and accrued expenses	2,308,919	731,383
Accrued interest on limited recourse obligations	887,310	2,439,597
Net cash used in operating activities	769,848	(5,130,539)
Cash flows from investing activities
Loan payments to developers	(87,710,983)	(45,914,339)
Repayments of loans from developers	46,214,398	26,131,470
Proceeds from sale of properties held for sale	2,018,836	1,818,857
Purchases of computer equipment and furniture and fixtures	(50,373)	(220,489)
Payments of software and website development costs	(569,749)	(487,100)
Net cash used in investing activities	(40,097,871)	(18,671,601)
Cash flows from financing activities
Proceeds from limited recourse obligations	72,042,001	43,135,416
Repayments of limited recourse obligations	(47,889,960)	(28,997,881)
Payment of deferred financing costs	(61,250)	(10,000)
Borrowings from the revolving credit facility	58,820,632	37,369,522
Repayments on the revolving credit facility	(53,827,652)	(34,870,261)
Proceeds from issuance of short-term notes payable	24,070,230	1,801,200
Repayments of short-term notes payable	(17,260,860)	(520,100)
Proceeds from issuance of convertible notes	3,174,000	-
Repayments of convertible notes	(450,000)	-
Repayment of 2017 Note	(1,750,000)	-
Proceeds from Regulation A+ common stock offering, net of offering costs	3,073,307	4,103,670
Proceeds from issuance of shares in a private placement	-	1,500,000
Exercise of stock options	17,379	5,796
Net cash provided by financing activities	39,957,827	23,517,362
Net increase (decrease) in cash	629,804	(284,778)
Cash as of beginning of the year	1,069,392	1,354,170
Cash as of end of the year	$1,699,196	$1,069,392
Supplemental cash flow disclosures:
Cash paid for interest	$1,218,759	$650,528

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$2,015,376	$2,071,840
Write-down of loans to developers, net and limited recourse obligations, net	484,282	438,660
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	224,106	195,240
Conversion of convertible notes payable and accrued interest converted into common stock	1,348,821	277,617
Reduction to allowance for loan to developers and limited recourse obligations	-	90,000
Issued warrants in connection with notes payable	139,896	124,500
Issued advance agreements for convertible notes payable	288,000	-

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms "we," "our," “GROUNDFLOOR,” or the "Company" refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The accounting effects of these conversions were reflected retrospectively in the Consolidated Financial Statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC and Groundfloor Real Estate 2 LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. GROUNDFLOOR’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Basis of Presentation and Liquidity

The Company’s Consolidated Financial Statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; Groundfloor Real Estate 1 LLC; and Groundfloor Real Estate 2, LLC (collectively the “Company” or “GROUNDFLOOR”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

As of the issuance date but subsequent to the date of these financial statements, the Company has commenced an equity offering through which it may raise up to $5.0 million in new financing. At the time of issuance, the Company has closed on approximately $0.3 million in new financing. See Note 13, “Subsequent Events.”

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 5.0% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when formal closing has occurred and funds have transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Loan Servicing Revenue

Loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected. Direct costs to service Loans are recorded as expenses as incurred.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its rights, title, and interest in certain loans. At the time of such sales, the Company may simultaneously enter into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on a whole loan sale based on the net proceeds from the whole loan sale, less the carrying value of the loans sold. All unamortized origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”. For sold loans for which the Company retains servicing rights, the Company compares the expected contractual benefits of servicing to the expected costs of servicing to determine whether a servicing asset or servicing liability arises from the transaction. No servicing rights assets or liabilities have been identified for the years ended December 31, 2019 and 2018.

F-11

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations, net” refers to both Georgia Notes and LROs. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are the Company’s currently registered securities. Both Georgia Notes and LROs represent similar obligations of the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2019 and 2018. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” are originally recorded at outstanding principal, then subsequently increased as additional draws are disbursed to developers. “Limited recourse obligation, net” are originally recorded at the original principal amount committed by investors, net of funds not yet to be disbursed to developers on the underlying loans, then subsequently increased as those funds are disbursed to developers. Funds committed by investors in LROs but not yet disbursed to developers on the underlying Loans were approximately $8,218,000 and $5,381,000, as of December 31, 2019 and 2018, respectively. These funds are netted against gross balances of approximately $61,343,000 and $37,100,000 as of December 31, 2019 and 2018, respectively, on the accompanying Consolidated Balance Sheets.

The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net.” Amounts collected related to a defaulted Loan are returned to the Investors based on their pro rata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as an LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed and funds have been disbursed to borrowers. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-12

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of approximately $2,720,000 and $500,000 as of December 31, 2019 and 2018, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of approximately $2,720,000 and $500,000 as of December 31, 2019 and 2018, respectively.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Software Development Costs

Software development costs primarily include internal and external labor expenses incurred to develop the software that powers the Company’s website. Certain costs incurred during the application development stage are capitalized based on specific activities tracked, while costs incurred during the preliminary project stage and post-implementation and operation stages are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the related software. The Company recognized approximately $415,000 and $328,000 in expense related to amortization of software development costs for the years ended December 31, 2019 and 2018, respectively.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of Company’s domain names. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis. The Company recognized approximately $2,000 in amortization expense during the years ended December 31, 2019 and 2018.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standard Codification (“ASC”), ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

For the year ended December 31, 2019, offering costs of approximately $41,000 incurred in connection with the 2019 Common Stock Offering have been deferred and charged against the gross proceeds of the offering in stockholders’ equity.

For the year ended December 31, 2018, offering costs of approximately $125,000 incurred in connection with the 2018 Common Stock Offering were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred approximately $274,000 and $700,000 in advertising costs during the years ended December 31, 2019 and 2018, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in the Consolidated Balance Sheets. Rent expense is presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred approximately $248,000 and $139,000 in rent expense for office facilities during the years ended December 31, 2019 and 2018, respectively.

Share-Based Compensation

The Company recognizes as expense non-cash compensation for all stock-based awards for which vesting is considered probable. Such stock-based awards include stock options and warrants issued as compensation to employees and nonemployees. Non-cash compensation is measured at fair value on the grant date and expensed ratably over the vesting term. The fair value of each stock option and warrant is estimated using the Black-Scholes option pricing model.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which became effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The guidance in these pronouncements related to equity investments and deferred tax assets for securities classified as available for sale did not have a material effect on the Company’s Consolidated Financial Statements. The guidance further eliminates a requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public entities, and eliminates a requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The adoption of this standard did not have a material effect on the Company’s Consolidated Financial Statements.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on the balance sheet as a lease liability and corresponding right-of-use asset. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”), in July 2018 and the issuance of ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), in July 2018. The guidance in these pronouncements will be effective for the Company for the year ending December 31, 2020. The Company is currently evaluating the effect of this guidance on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2019, and amend the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements in the periods presented.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer (“ASU 2019-08”) in November 2019. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company has adopted the guidance of ASU 2018-07 and subsequent related pronouncements by measuring the nonemployee share-based payments awards at the grant-date fair value of the equity instruments, in accordance with the guidance. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations and new constructions costing between $30,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2019 and 2018, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$5,356,177	$115,256	$350,000	$5,821,433
B	15,610,763	1,992,394	528,367	18,131,524
C	33,204,844	2,147,561	3,879,901	39,232,306
D	10,624,400	314,319	1,717,097	12,655,816
E	640,916	-	90,000	730,916
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2019	$65,437,100	$4,569,530	$6,565,365	$76,571,996

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$3,267,744	$293,473	$-	$3,561,217
B	7,073,701	668,100	141,150	7,882,951
C	17,009,297	2,465,820	517,791	19,992,908
D	7,140,347	263,555	228,000	7,631,902
E	192,739	-	-	192,739
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2018	$34,683,828	$3,690,948	$886,941	$39,261,717

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2019, the Company placed Loans of approximately $6,565,000 recorded to “Loans to developers, net” on nonaccrual status.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents an analysis of past due Loans as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$65,884,046	$730,000	$65,154,046
Less than 90 days past due	5,792,759	240,000	5,552,759
More than 90 days past due	4,895,191	1,750,000	3,145,996
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$35,112,798	$40,000	$35,072,798
Less than 90 days past due	2,404,830	50,000	2,354,830
More than 90 days past due	1,744,089	410,000	1,334,089
Total as of December 31, 2018	$39,261,717	$500,000	$38,761,717

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2019:

Balance
Nonaccrual loans	$6,565,365
Fundamental default not included above	-
Total impaired loans	6,565,365

Interest income recognized on impaired loans	$173,000

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2019:

Balance
Principal loan balance	$6,565,365

Related allowance	$2,020,000
Average recorded investment	$205,000

The following is a summary of information pertaining to impaired loans as of December 31, 2018:

Balance
Nonaccrual loans	$2,146,000
Fundamental default not included above	887,000
Total impaired loans	3,033,000

Interest income recognized on impaired loans	$400,000

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2018:

Balance
Principal loan balance	$3,033,000

Related allowance	$500,000
Average recorded investment	$230,000

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs.

The following table presents “Loans to developers, net” by performance state as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$65,437,101	$630,000	$64,807,101
Workout	4,569,530	70,000	4,499,530
Fundamental default	6,565,365	2,020,000	4,545,365
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$34,683,828	$-	$34,683,828
Workout	3,690,948	100,000	3,590,948
Fundamental default	886,941	400,000	486,941
Total as of December 31, 2018	$39,261,717	$500,000	$38,761,717

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2019 and 2018:

Balance
Balance, December 31, 2018	$500,000
Allowance for loan loss	2,750,000
Loans charged off	(530,000)
Outstanding as of December 31, 2019	$2,720,000
Period-end amount allocated to:
Loans evaluated individually for impairment	$1,860,000
Loans evaluated collectively for impairment	160,000
General population of loans, other than those specifically identified	700,000
Balance, December 31, 2018	$2,720,000
Loans:
Loans evaluated individually for impairment	$3,456,044
Loans evaluated collectively for impairment	3,109,321
General population of loans, other than those specifically identified	70,006,631
Balance, December 31, 2019	$76,571,996

Balance
Balance, December 31, 2017	$640,000
Allowance for loan loss	240,000
Loans charged off	(380,000)
Outstanding as of December 31, 2018	$500,000
Period-end amount allocated to:
Loans evaluated individually for impairment	400,000
Loans evaluated collectively for impairment	100,000
General population of loans, other than those specifically identified	-
Balance, December 31, 2018	$500,000
Loans:
Loans evaluated individually for impairment	887,000
Loans evaluated collectively for impairment	2,146,000
General population of loans, other than those specifically identified	36,228,717
Balance, December 31, 2018	$39,261,717

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4:	OTHER CURRENT ASSETS

“Other current assets” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Due from related party (1)	$417,381	$-
Advance agreements (2)	288,000	-
Other real estate owned (3)	210,962	418,379
Rent deposit, current portion	21,302	21,300
Unbilled servicing revenue	-	25,127
Other	-	19,585
Other current assets	$937,645	$484,391

(1)	Loan and accrued interest receivable from a related party. Refer to Note 11 – Related Party Transactions.

(2)	Advance agreements for the purchase of 2019 Subordinated Convertible Notes. Refer to Note 7 – Debt.

(3)	During the year ended December 31, 2019 the Company transferred $2,015,376 from “Loans to developers, net” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operations from this transfer. The Company recorded a decrease of approximately $439,000 to “Loans to developers, net” and an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Software and website development costs	$1,874,742	$1,304,993
Less: accumulated amortization	(1,139,780)	(725,255)
Software and website development costs, net	$734,962	$579,738

	2019	2018
Computer equipment	$118,476	$96,165
Leasehold improvements	22,367	12,530
Furniture and fixtures	171,828	134,548
Office equipment	46,405	45,548
Property and equipment	359,077	288,791
Less: accumulated depreciation and amortization	(144,932)	(79,925)
Property and equipment, net	$214,145	$208,866

	2019	2018
Domain names	$30,000	$30,000
Less: accumulated amortization	(7,500)	(5,500)
Intangible assets, net	$22,500	$24,500

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2019 and 2018 was approximately $482,000 and $376,000, respectively. Amortization of software and website development costs is included as a component of “Development” and depreciation of property, equipment, and intangible assets is included as a component of “General and administrative” in the Consolidated Statements of Operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 6:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Funded loans-in-process (1)	$2,097,512	$-
Deferred loan origination fees	1,441,471	867,950
Trade accounts payable	509,443	762,148
Accrued interest expense (2)	302,490	360,325
Accrued employee compensation	87,949	80,243
Other	163,251	422,492
Accounts payable and accrued expenses	$4,602,116	$2,493,158

(1)	Certain whole loans originated by the Company in 2019 and subsequently sold to institutional buyers were purchased at the contractual loan amount, which comprises both the principal amount disbursed to borrowers prior to the loan sale and any loan-in-process principal yet to be disbursed. “Funded loans in process” represents the obligation of the Company to disburse loan-in-process funds received from institutional buyers to borrowers for the underlying loans as draws are requested and approved.

(2)	“Accrued interest expense” includes interest related to corporate debt instruments other than Limited Recourse Obligations, including 2019 Subordinated Convertible Notes, the Revolver, GROUNDFLOOR Notes and other short-term notes payable as described in Note 7.

NOTE 7:	DEBT

Revolving Credit Facility

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement initially provided for revolving loans up to a maximum aggregate principal amount of $1,500,000, proceeds to be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission. Subsequent amendments to the credit agreement in 2016 and 2017 increased the aggregate commitments under the credit facility to $4,500,000.

On April 4, 2018, the Credit Agreement dated as of November 1, 2016, as amended by the First Amendment as of November 11, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which was capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

The Revolver maturity date is November 2, 2020. The Company has the option to request and the lender may, in its sole discretion, elect to extend the maturity date. The base contractual interest rate applicable throughout the years ended December 31, 2019 and 2018, was the greater of 10.0 percent per annum and the weighted average underlying loan rate with respect to all underlying borrower loans funded under the Revolver. In the event that a loan funded using proceeds from the Revolver is not repaid in full on or before the repayment date for that loan, the contractual interest rate increases to the greater of 15.0 percent per annum or the underlying loan rate plus 3.0 percent.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2019, the Company had approximately $7,000 of available borrowings and $10,493,000 outstanding under the Revolver as presented within Revolving credit facility on the Consolidated Balance Sheets. As of December 31, 2019, the Company reflected approximately $33,000 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. As of December 31, 2018, the Company reflected approximately $7,000 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. Amortization of these costs was approximately $24,000 and $4,000 for the years ended December 31, 2019 and 2018, respectively. Accrued interest on the Revolver, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $112,000 and $111,000 at December 31, 2019 and 2018, respectively.

The Revolver contains certain affirmative and negative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants at December 31, 2019.

2017 Subordinated Convertible Notes

In 2017, the Company issued subordinated convertible notes (the “2017 Subordinated Convertible Notes”) to Investors for total proceeds of $2,025,000. The 2017 Subordinated Convertible Notes bore interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest were originally due and payable on the earlier of September 24, 2018; the note agreement was subsequently amended to extend the maturity date to the earlier of September 30, 2019, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company.

In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 75% of the price per share of the Qualified Preferred Financing. In the event of a closing of a common stock financing with gross proceeds of at least $3,000,000 (“Qualified Common Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of common stock issued in the financing at a price per share equal to 90% of the price per share of the Qualified Common Financing. The indebtedness represented by the Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the 2017 Note.

In 2018, a 2017 Subordinated Convertible Notes holder converted their shares upon closing the 2018 Common Stock Offering, which qualified as a Qualified Common Financing. The noteholder converted $250,000 in principal and approximately $27,600 in accrued interest at a 10% discount into 30,847 shares of common stock.

In 2019, additional holders of 2017 Subordinated Convertible Notes converted their holdings into common stock upon closing of financing transactions which qualified as Qualified Common Financing events. Noteholders converted $1,155,000 in principal and approximately $134,000 in accrued interest at a 10% discount to the offering price in the 2018 Common Stock Offering, which concluded in early 2019, into 143,223 shares of common stock. Noteholders also converted $50,000 in principal and approximately $10,000 in accrued interest at a 10% discount to the offering price in the 2019 Common Stock Offering into 4,440 shares of common stock.

The remaining outstanding 2017 Subordinated Convertible Notes matured on September 30, 2019. Certain noteholders received a cash payment at maturity for their aggregate invested principal of $450,000 and accrued interest of $76,000. Other noteholders with aggregate principal of $145,000 and accrued interest of approximately $11,000, elected, in lieu of a cash payment, to roll their holdings into newly issued 2019 Subordinated Convertible Notes in a non-cash transaction.

Outstanding principal on the Restated Convertible Notes was $0 and $1,800,000 at December 31, 2019 and 2018, respectively. Accrued interest on the 2017 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was $0 and approximately $186,000 at December 31, 2019 and 2018, respectively.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2019 Subordinated Convertible Notes

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3,607,000. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $401,000 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the year ended December 31, 2019, approximately $32,000 was amortized to interest expense in the Consolidated Statements of Operations.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $288,000 as of December 31, 2019, are recorded as a component of “Other current assets” in the Company’s Consolidated Balance Sheets.

Principal of $3,607,000 on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $369,000, was outstanding as of December 31, 2019. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $69,000 as of December 31, 2019.

ISB Note Payable

On January 11, 2017, the Company entered into a promissory note and security agreement (the “2017 Note”) for a principal sum of $1,000,000. The contractual interest rate on the 2017 Note per the original agreement was 8.0% per annum until September 30, 2017, then 14.0% per annum thereafter until payment in full of the 2017 Note. The 2017 Note was subsequently amended in 2017 to increase the principal amount to $2,000,000 and specify the following repayment schedule: (i) $250,000, plus accrued but unpaid interest thereon, was due and payable on June 30, 2017; (ii) $250,000, plus any accrued but unpaid interest thereon, was due and payable on March 31, 2019; (iii) $500,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2019; (iv) $500,000, plus any accrued but unpaid interest thereon, was due and payable on September 30, 2019; and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, was due and payable on December 31, 2019.

Additionally, in connection with a 2017 amendment to the 2017 Note, the Company agreed to issue warrants for the purchase of shares of the Company’s common stock on the first day of each quarter commencing on October 1, 2017, until the 2017 Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock; (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock. The exercise price of the warrants issued on the 2017 Note in connection with the third amendment to the 2017 Note is $2.40. Warrants issued in connection with the 2017 Note were measured at fair value and recorded at the time of issuance as a discount to the related debt instrument, then subsequently amortized to the Consolidated Statements of Operations through maturity of the 2017 Note. The Company recognized approximately $223,000 and $53,000, as a component of “General and administrative” expenses, related to amortization of warrants issued in connection with the 2017 Note for the years ended December 31, 2019 and 2018, respectively.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1,000,000 of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement stated that the Company may prepay the 2017 Note without premium or penalty.

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019 and 2018, respectively, the principal sum of $0 and $1,750,000 remains outstanding and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. For December 31, 2018, the balance is presented net of deferred financing fees of approximately $15,000, and debt discount of $91,000, amortizable over the amended term of the 2017 Note. Amortization of deferred financing costs was approximately $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

Accrued interest on the 2017 Note, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $0 and $63,000 at December 31, 2019 and 2018, respectively.

GROUNDFLOOR Notes

During the years ended December 31, 2019 and 2018, the Company entered into various secured promissory notes, (the “GROUNDFLOOR Notes”), with accredited Investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. The GROUNDFLOOR Notes are issued and secured by the assets of Groundfloor Real Estate 1 LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. As collateral security for GROUNDFLOOR Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Real Estate 1 LLC, subject to certain exceptions.

During the year-end December 31, 2018, there were ten notes entered into ranging in interest rates of 3.25% to 5.5% and with terms ranging from 30 days to 90 days.

During the year ended December 31, 2019, there were 105 notes entered into with stated interest rates ranging from 3.0% to 8.0% and with terms ranging from 30 days to 12 months. The principal sum of $6,840,000 and $1,281,000 remains outstanding as of December 31, 2019 and 2018, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets.

Accrued interest on the GROUNDFLOOR Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $114,000 and $4,000 at December 31, 2019 and 2018, respectively.

Other Short-term Notes Payable

On November 8, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 6.0% per annum. The outstanding principal and accrued interest were due and payable on February 6, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 500 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $5,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full subsequent to the date of these Consolidated Financial Statements in accordance with the terms of the agreement.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On December 19, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 13.5% per annum. The outstanding principal and accrued interest are due and payable on March 18, 2020, 90 days from the date of issuance. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $1,000 related to debt issuance costs, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, $2,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets.

On December 20, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $250,000. The note bears simple interest at a stated annual rate of 6.0% per annum. The outstanding principal and accrued interest are due and payable on March 19, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 250 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $250,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $500 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets.

NOTE 8:	STOCKHOLDERS’ Deficit

Capital Structure

Authorized Shares - As of December 31, 2019, the Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively, “Preferred Stock”).

Common Stock Transactions

In February 2018, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). The Company offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or ten shares of common stock. The aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares. The 2018 Common Stock Offering closed on July 31, 2018. During the 2018 Common Stock Offering, the Company issued 437,917 shares of common stock for gross proceeds of $4,228,700. The Company incurred offering costs of approximately $125,000 related to the 2018 Common Stock Offering.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, approximately $278,000 in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, approximately $1,289,000 in notes principal and accrued interest were converted into 143,223 shares of common stock.

In October 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for gross proceeds of $1,500,000.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of approximately $3,115,000 in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above. The proceeds are presented in the Consolidated Balance Sheets as a component of stockholders’ equity, net of direct offering costs of approximately $42,000 incurred.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, approximately $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectively, to Investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $30,000,000. All outstanding shares of Series A shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, voting as a single class. All outstanding shares of Series Seed shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series Seed, voting as a single class.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 9:	stock options and warrants

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, and restricted stock awards. The Company has reserved a total of Plan of 400,000 shares of common stock for issuance under the Plan. Of these shares, 52,784 shares are available for future stock option grants as of December 31, 2019.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2019 and 2018.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2019	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.9%	2.1%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$9.77	$7.54

For the Year Ended December 31, 2018	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	3.0%	2.8%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$6.71	$5.65

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following summarizes the stock option activity for the years ended December 31, 2019 and 2018:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2017	234,283	$1.88
Exercised	(2,415)	2.40
Terminated	(10,419)	4.81
Granted	98,476	10.41
Outstanding as of December 31, 2018	319,925	$4.40
Exercised	(7,937)	2.19
Terminated	(50,030)	5.52
Granted	62,250	15.00
Outstanding as of December 31, 2019	324,208	$6.25	7.1	$2,836,000
Exercisable as of December 31, 2019	217,959	3.18	6.1	$2,577,000
Expected to vest after December 31, 2019	106,249	12.56	9.1	$259,000

The following table summarizes certain information about all stock options outstanding as of December 31, 2019:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	4.0	64,000
1.87	43,857	5.6	43,857
2.40	74,000	7.3	67,836
3.99	10,000	4.8	10,000
10.00	39,975	8.5	17,925
12.00	33,501	9.0	9,695
15.00	58,875	9.6	4,646
	324,208		217,959

As of December 31, 2019, there was approximately $667,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total intrinsic value of stock option awards exercised was approximately $102,000 during the fiscal year ended December 31, 2019.

The Company recorded approximately $3,000 and $54,000 in non-employee and $176,000 and $192,000 in employee share-based compensation expense during 2019 and 2018, respectively.

Warrants

The Company issued 16,000 warrants during the year ended December 31, 2018, for the purchase of common stock. The warrants are exercisable immediately at $2.40 with a contractual term of ten years. The estimated fair value of the warrants was approximately $124,500 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions: risk-free interest rate of 2.9%, expected life of ten years, dividend yields of 0%, and volatility factor of 55.0%. These assumptions yielded a weighted average fair value of $7.79 per warrant.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company issued 10,550 warrants during the year ended December 31, 2019, for the purchase of common stock. The warrants are exercisable immediately at $2.40 or $15.00 with a contractual term of ten years. The estimated fair value of the warrants was approximately $140,000 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions: risk-free interest rate of 2.5%, expected life of ten years, dividend yields of 0%, and volatility factor of 55.0%. These assumptions yielded a weighted average fair value of $13.27 per warrant.

During the years ended December 31, 2019 and 2018, respectively, 9,800 and 16,000 warrants were issued in connection with the 2017 Note. These warrants were measured at fair value and recorded as a discount to “Long-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to expense over the remaining term of the 2017 Note. Upon full repayment and retirement of the 2017 Note in 2019, any unamortized discount at the time of repayment was amortized. The Company recognized expense of approximately $223,000 and $54,000 related to amortization of the 2017 Note warrant discount for the years ended December 31, 2019 and 2018, as a component of “General and administrative” in the Consolidated Statements of Operations.

The remaining 750 warrants issued in 2019 were issued were issued in conjunction with the issuance of short-term notes payable in November and December 2019. These warrants have been measured at fair value and recorded as a discount to “Short-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to interest expense over the remaining term of the corresponding notes. The Company recognized expense of approximately $3,000 related to amortization of these warrant discounts for the year ended December 31, 2019.

None of the outstanding warrants have been exercised as of December 31, 2019.

NOTE 10:	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2019 and 2018, are as follows:

	2019	2018
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$5,141,000	$4,473,000
Accrued expenses	23,000	21,000
Share-based compensation	141,000	82,000
Accrued interest	203,000	94,000
Research and development credit	25,000	25,000
Depreciation and amortization	(37,000)	(31,000)
Valuation allowance	(5,496,000)	(4,664,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $832,000 and $1,597,000, respectively, during the years ended December 31, 2019 and 2018.

As of December 31, 2019, the Company has federal and state net operating loss carryforwards of approximately $20,408,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. In general, a corporation’s ability to utilize its NOL and research and development credit carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2019 and 2018 as follows:

	2019		2018
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(806,000)	(21.0)%	$(1,281,000)	(21.0)%
State taxes (net of federal benefit)	(161,000)	(4.6)%	(278,000)	(4.6)%
Non-deductible expenses	135,000	(0.6)%	(38,000)	(0.6)%
Change in valuation allowance	832,000	26.2%	1,597,000	26.2%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2019 and 2018, the Company had no accrued interest related to uncertain tax positions.

NOTE 11:	RELATED PARTY TRANSACTIONS

ISB Development Corp.

The Company’s 2017 Note holder, ISB Development Corp., is owned and operated by a director of the Company. In January 2017, the Company’s Board of Directors approved the execution of the promissory note and security agreement (“2017 Note”) and subsequent amendments. The 2017 Note was repaid in full in 2019. See Note 7 for further discussion of and disclosure related to the 2017 Note.

The Company also issued a short-term note in November 2019 to ISB Development Corp. for a principal sum of $500,000. See Note 7, under the heading “Other short-term notes payable,” for further discussion and disclosure related to the related party note.

Moma Walnut, LLC

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. As of December 31, 2019, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of $417,000.

NOTE 12:	COMMITMENTS AND CONTINGENCIES

The Company has a noncancelable operating lease agreement for office space. The lease contains a renewal option within 67 months of the commencement date of September 2018. Rent expense for operating leases, which has escalating rents over the term of the lease, is recorded on a straight-line basis over the minimum lease terms. Rent expense under the operating lease was approximately $247,000 and $61,000 for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the approximate amounts of the annual future minimum lease payments under noncancelable operating leases obligations are as follows:

Balance
Years ending December 31,
2020	$265,261
2021	273,219
2022	281,416
2023	289,858
2024	98,777
$1,208,531

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13:	SUBSEQUENT EVENTS

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. At the time of issuance, the 2020 Common Stock Offering remains open and is accepting new investments. Company has closed on approximately $0.3 million in new financing through this offering through the date of issuance of these Consolidated Financial Statements.

In February 2020, the Company repaid a short-term note payable at maturity, including $500,000 in principal and approximately $8,000 in accrued interest.

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
1.1	Agreement dated February 14, 2020, by and between Groundfloor Finance Inc. and SI Securities, LLC	†	1-A	024-11188	1.1	April 3, 2020

2.1	Form of Groundfloor Finance Inc. Third Amended and Restated Articles of Incorporation	†	1-A/A	024-11188	2.1	June 8, 2020

2.2	Groundfloor Finance Inc. Bylaws	†	1-A/A	024-10440	2.2	July 1, 2015

3.1	Amended and Restated Investors’ Rights Agreement	†	1-A/A	024-10496	3.1	November 25, 2015

3.2	Form of Preferred Stock Voting Agreement	†	1-A/A	024-10758	3.2	February 7, 2018

3.3	Common Stock Voting Agreement	†	1-A/A	024-10758	3.3	February 7, 2018

3.4	Common Stock Subscription Agreement	†	1-A/A	024-10758	3.4	February 7, 2018

4.1	Form of Series B Stock Subscription Agreement	†	1-A/A	024-11188	4.1	June 8, 2020

4.2	Form of Series B Stock Investors’ Rights Agreement	†	1-A/A	024-11188	4.2	June 8, 2020

6.1	Executive Employment Agreement with Brian Dally dated November 19, 2014	†	1-A/A	024-10440	6.1	July 1, 2015

6.2	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014	†	1-A/A	024-10440	6.2	July 1, 2015

6.3	2013 Stock Option Plan	†	1-A/A	024-10440	6.6	July 1, 2015

6.4	Option Award Agreement for Michael Olander Jr.	†	1-A/A	024-10440	6.8	July 1, 2015

6.5	Option Award Agreement for Richard Tuley	†	1-A	024-10488	6.11	October 7, 2015

6.6	Option Award Agreement for Bruce Boehm	†	1-A	024-10488	6.12	October 7, 2015

6.7	Series Seed Preferred Stock Purchase Agreement	†	1-A/A	024-10440	3.1	July 1, 2015

6.8	Series A Preferred Stock Purchase Agreement	†	1-A/A	024-10496	6.18	November 25, 2015

6.9	Right of First Refusal and Co-Sale Agreement	†	1-A/A	024-10496	6.19	November 25, 2015

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6.10	Promissory Note and Security Agreement, as amended	†	1-A POS	024-10496	6.10	October 18, 2017

6.11	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC	†	1-A POS	024-10758	6.11	February 7, 2018

6.12	Servicing Agreement with Harvest Residential Loan Acquisition, LLC	†	1-A POS	024-10758	6.12	February 7, 2018

6.13	Amended and Restated Credit Agreement, dated April 4, 2018 by and among Groundfloor Holdings GA, LLC and ACM Alamosa DA LLC	X

8.1	Escrow Agreement by and among Groundfloor Finance Inc., SI Securities, LLC, and The Bryn Mawr Trust Company of Delaware	†	1-A/A	024-11188	8.1	June 8, 2020

10.1	Power of attorney	X

11.1	Consent of Cherry Bekaert LLP	†	1-A	024-11188	11.1	May 28, 2020

11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	†	1-A	024-11188	11.2	May 28, 2020

11.3	Consent of Hughes Pittman & Gupton, LLP	†	1-A	024-11188	11.3	May 28, 2020

12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	†	1-A	024-11188	12.1	May 28, 2020

13.1	“Testing the Waters” Material	†	1-A	024-11188	13.1	May 28, 2020

*	To be filed by amendment.
†	Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 15, 2020.

Groundfloor Finance, Inc.

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary, and
Acting Chief Financial Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date

/s/ Brian Dally	President, Chief Executive Officer of Groundfloor Finance Inc. (Principal Executive Officer)	June 15, 2020
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, and Acting Chief Financial Officer of Groundfloor Finance Inc.	June 15, 2020
Nick Bhargava	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 15, 2020
Lucas Timberlake

*	Director	June 15, 2020
Bruce Boehm

*	Director	June 15, 2020
Michael Olander Jr.

*	Director	June 15, 2020
Richard Tuley Jr.

*	By:	/s/ Nick Bhargava
Attorney-in-fact

51